Exhibit 7*

Audited financial statements of Japan Bank for International Cooperation as of and for the fiscal years ended March 31, 2016 and 2017 prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (the “IASB”).*

*	The registrant has adopted Japanese GAAP for reporting purposes. Audited financial statements of Japan Bank for International Cooperation for the fiscal years ended March 31, 2016 and 2017 prepared in accordance with IFRS as issued by the IASB are being disclosed for reference purposes in order to improve comparability with other issuers outside of Japan.

Independent auditor’s report

The Board of Directors

Japan Bank for International Cooperation

Report on the audit of the financial statements

Opinion

We have audited the financial statements of Japan Bank for International Cooperation (the Company), which comprise the statements of financial position as at March 31, 2017 and 2016, and the income statements, the statements of comprehensive income, the statements of changes in equity and the statements of cash flows for the years then ended, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at March 31, 2017 and 2016 and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards (IFRSs) issued by the International Accounting Standards Board (IASB).

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (ISAs). Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the financial statements section of our report. We are independent of the Company in accordance with the International Ethics Standards Board for Accountants’ Code of Ethics for Professional Accountants (IESBA Code) together with the ethical requirements that are relevant to our audit of the financial statements in Japan, and we have fulfilled our other ethical responsibilities in accordance with these requirements and the IESBA Code. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key audit matters

Key audit matters are those matters that, in our professional judgment, were of most significance in our audit of the financial statements for the year ended March 31, 2017. These matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters. For each matter below, our description of how our audit addressed the matter is provided in that context.

We have fulfilled the responsibilities described in the Auditor’s responsibilities for the audit of the financial statements section of our report, including in relation to these matters. Accordingly, our audit included the performance of procedures designed to respond to our assessment of the risks of material misstatement of the financial statements. The results of our audit procedures, including the procedures performed to address the matters below, provide the basis for our audit opinion on the accompanying financial statements.

Key audit matter	How our audit addressed the key audit matter
Impairment assessment of loans and other receivables

The Company’s loan portfolio is characterized by a significant portion of long-term loans and loans that entail sovereign and country risks. The company conducts credit risk management, which takes into account mechanisms for securing assets under an international supporting framework, such as the Paris Club, which is a unique framework of debt management by official creditors.

We evaluated the design and tested the operating effectiveness of internal controls for the following processes:

- Self-assessment of asset quality; and

- Calculation and book entry of individual and collective impairment of loans

The assessment of the impairment of loans and other receivables involves significant judgment by management. This includes, but is not limited to, management’s self-assessment of the quality of underlying loans, assumptions used in the discounted cash flow method for impairment of loans assessed individually. The impairment losses on loans assessed collectively are estimated through the use of unobservable inputs, such as bankruptcy trends and the collateral coverage ratio. As of March 31, 2017, the company reported gross loans and other receivables of ¥14,424 billion and recorded an allowance for loan losses of ¥71 billion.

We considered the assessment of impairment of loans and other receivables as a key audit matter, due to the significance of its potential impacts on the financial statements and the uncertainty involved in calculating the estimate.

Management discloses information about credit risk in Note 34 “Financial Risk Management” as well as the details of the allowance for loan losses in Note 10 “Loans and Other Receivables” and impairment losses in Note 26 “Impairment Losses (Reversals) on Financial Assets.”

In addition, we performed the following substantive procedures:

- For the self-assessment of asset quality, we reviewed the company’s self-assessment files, analyzed debtors’ financial information and examined the consistency with the external information to assess whether management identifies the occurrence of loss events and recognizes the impairment losses in a timely manner. When selecting samples, we considered the macroeconomic factors and industry trends, and increased our sample testing of sectors currently experiencing difficult economic and market conditions. We also made inquiries to the relevant Finance Groups and Country Credit Department and reviewed related information to assess the financial condition of the obligators. As for sovereign loans, we compared internal ratings to external ratings.

- For the impairment of loans assessed individually, we tested the mathematical accuracy of the models through recalculation and performed examinations on the estimates of future cash flows used in the discounted cash flow method and inputs. We also performed back testing procedures on the estimates made in the prior year.

- For the impairment of loans assessed collectively, we evaluated key inputs to the models, such as bankruptcy trends and the collateral coverage ratio, and tested the mathematical accuracy of the models.

Other information included in the Company’s 2017 Annual Report on Form 18-K

Management is responsible for the other information. The other information comprises the information included in the Annual Report, other than Exhibits 3, 6, 7, 8 and the auditor’s report. Figures in Exhibit 1 and Exhibit 2 are prepared on a basis consistent with accounting principles generally accepted in Japan (Japanese GAAP). Exhibit 9 is a reconciliation between Japanese GAAP and IFRSs.

Our opinion on the financial statements does not cover the other information and we do not and will not express any form of assurance conclusion thereon.

In connection with our audit of the financial statements, our responsibility is to read the other information and, in doing so, consider whether it is materially inconsistent with the financial statements or our knowledge obtained in the audit or otherwise appears to be materially misstated. If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the financial statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRSs, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

▶ Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

▶ Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

▶ Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

▶ Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

▶ Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

The partner in charge of the audit resulting in this independent auditor’s report is Noboru Miura.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

August 22, 2017

Statement of Financial Position

		(Millions of yen)
	Notes	March 31, 2017	March 31, 2016
Assets
Cash and due from banks	7	1,526,209	1,220,187
Derivative financial instrument assets	8	167,277	237,274
Securities	9	190,155	154,976
Loans and other receivables	10	14,352,720	13,460,347
Equity method investments	11	114,204	106,618
Property and equipment	13	27,613	27,804
Other assets	14	194,762	166,661

Total assets		16,572,942	15,373,870

Liabilities
Derivative financial instrument liabilities	8	498,928	570,245
Borrowings	15	9,908,705	9,438,450
Bonds payable	16	3,299,498	2,668,872
Financial guarantee contracts	17	84,912	76,710
Other liabilities	18	98,486	127,941

Total liabilities		13,890,532	12,882,220

Equity
Capital stock	20	1,683,000	1,391,000
Retained earnings		969,264	1,066,533
Other reserves	20	30,145	34,116

Total equity		2,682,409	2,491,649

Total liabilities and equity		16,572,942	15,373,870
See Notes to the Financial Statements. Income Statement
		(Millions of yen)
	Notes	March 31, 2017	March 31, 2016
Interest income	22	261,372	216,592
Interest expense	22	150,223	116,024

Net interest income	22	111,148	100,567

Fee and commission income	23	15,542	14,523
Fee and commission expense	23	1,919	1,653
Net income (expense) from derivative financial instruments	24	(149,316)	56,227
Net investment income	25	—	3,708
Other income	27	223	1,718

Income (expense) other than interest income		(135,470)	74,524

Total operating income (loss) *[1]		(24,322)	175,091

Impairment losses (reversals) on financial assets	26	(108,639)	12,320

Net operating income *[2]		84,317	162,771

Operating expenses	28	17,017	16,734
Other expenses	27	1,508	883

Total operating expenses		18,525	17,618

Profits of equity method investments	11	8,151	436

Net profit		73,944	145,589

*[1]	Aggregate of “Net interest income” and “Income (expense) other than interest income”
*[2]	“Total operating income (loss)” less “Impairment losses (reversals) on financial assets”

See Notes to the Financial Statements.

Statement of Comprehensive Income

	(Millions of yen)
	March 31, 2017	March 31, 2016
Net profit	73,944	145,589

Other comprehensive income
Items that will not be reclassified to profit or loss:
Remeasurement of defined benefit plans:
Remeasurement arising during the year	173	(537)

Total of items that will not be reclassified to profit or loss	173	(537)

Items that may be reclassified to profit or loss:
Available-for-sale financial assets:
Net gains arising during the year	1,070	176
Reclassification adjustments	(553)	(2,726)
Deferred gains (losses) on hedges:
Reclassification adjustments	(2,842)	(3,461)
Exchange differences on translation of foreign operations:
Net gains (losses) arising during the year	(1,645)	(7,927)

Total of items that may be reclassified to profit or loss	(3,971)	(13,938)

Other comprehensive income	(3,797)	(14,476)

Total comprehensive income	70,146	131,112

Statement of Changes in Equity

		(Millions of yen)
		Attributable to equity holders of Japan Bank for International Cooperation
				Other reserves
	Notes	Capital stock	Retained earnings	Remeasurement of defined benefit plans	Available- for-sale financial assets	Deferred gains (losses) on hedges	Exchange differences on translation of foreign operations	Total	Total equity

April 1, 2015		1,391,000	985,166	—	5,338	12,671	30,045	48,055	2,424,222

Net profit		—	145,589	—	—	—	—	—	145,589
Other comprehensive income		—	—	(537)	(2,550)	(3,461)	(7,927)	(14,476)	(14,476)

Total comprehensive income		—	145,589	(537)	(2,550)	(3,461)	(7,927)	(14,476)	131,112

Issuance of new shares	20	—	—	—	—	—	—	—	—
Payment to national treasury	21	—	(63,684)	—	—	—	—	—	(63,684)
Other	20	—	(537)	537	—	—	—	537	—

March 31, 2016		1,391,000	1,066,533	—	2,787	9,210	22,117	34,116	2,491,649

Net profit		—	73,944	—	—	—	—	—	73,944
Other comprehensive income		—	—	173	516	(2,842)	(1,645)	(3,797)	(3,797)

Total comprehensive income		—	73,944	173	516	(2,842)	(1,645)	(3,797)	70,146

Transfer to capital stock based on Article 3 (3) of the Supplementary Provisions of the Act for Partial Revision of the Japan Bank for International Cooperation Act	20	150,000	(150,000)	—	—	—	—	—	—

Issuance of new shares	20	142,000	—	—	—	—	—	—	142,000
Payment to national treasury	21	—	(21,386)	—	—	—	—	—	(21,386)
Other	20	—	173	(173)	—	—	—	(173)	—

March 31, 2017		1,683,000	969,264	—	3,304	6,368	20,471	30,145	2,682,409

See Notes to the Financial Statements.

Statement of Cash Flows

		(Millions of yen)
	Notes	March 31, 2017	March 31, 2016
Cash flows from operating activities
Net profit		73,944	145,589
Depreciation and amortization		1,209	1,302
Increase (decrease) in liability for retirement benefits		(188)	344
Profits of equity method investments		(8,151)	(436)
Net decrease (increase) in loans and other receivables		(892,373)	896,839
Net increase (decrease) in borrowings		470,255	13,134
Net decrease (increase) in deposits (excluding demand deposits)		(336,276)	171,193
Net change of derivative financial instrument assets and liabilities		(1,319)	(483,244)
Net increase (decrease) in financial guarantee contracts		8,201	(7,997)
Net increase (decrease) in bonds payable		630,625	(389,626)
Other		(48,695)	258,744

Net cash provided by (used in) operating activities		(102,768)	605,843

Cash flows from investing activities
Purchase of securities		(41,726)	(55,373)
Proceeds from sales or redemption of securities		4,975	75,960
Purchase of equity method investments		(2,101)	(181)
Proceeds from return of equity method investments		1,210	1,850
Other		(917)	(367)

Net cash provided by (used in) investing activities		(38,559)	21,888

Cash flows from financing activities
Proceeds from issuance of new shares	20	142,000	—
Payment to national treasury	21	(21,386)	(63,684)
Other		(12)	(13)

Net cash provided by (used in) financing activities		120,601	(63,698)

Exchange difference on cash and cash equivalents		(9,528)	(23,150)

Net increase (decrease) in cash and cash equivalents		(30,254)	540,884

Cash and cash equivalents at the beginning of the year	7	1,112,579	571,695

Cash and cash equivalents at the end of the year	7	1,082,325	1,112,579

Net cash provided by (used in) operating activities includes the following:
Interest received		240,874	194,052
Interest paid		(137,157)	(118,022)

See Notes to Financial Statements.

Notes to Financial Statements

1. Corporate Information

On April 1, 2012, the JBIC Operations and the Financial Operations for Facilitating Realignment of United States Forces in Japan were transferred out of Japan Finance Corporation to establish Japan Bank for International Cooperation (“JBIC”), a policy-based financial institution, wholly owned by the Japanese government according to the Japan Bank for International Cooperation Act (2011 Act No. 39, or “JBIC Act”). JBIC is a joint-stock corporation incorporated and domiciled in Japan with its headquarters registered at 4-1, Ohtemachi 1-chome Chiyoda-ku, Tokyo 100-8144, Japan.

The financial statements for the year ended March 31, 2017 were authorized for issue by the board of directors on August 22, 2017.

The objective of JBIC is to contribute to the sound development of Japan and the international economy and society by conducting financial operations in the following four fields, while complementing the financial transactions of private sector financial institutions:

•	promoting the overseas development and securement of resources, which are important for Japan;

•	maintaining and improving the international competitiveness of Japanese industries;

•	promoting the overseas business for preserving the global environment, such as preventing global warming; and

•	preventing disruptions to international financial order or taking appropriate measures with respect to damage caused by such disruptions.

See Note 6 “Segment Information” for JBIC’s major operations.

2. Basis of Preparation

The financial statements are prepared in accordance with the International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board.

The financial statements are prepared on a historical cost basis, except for certain financial instruments measured at fair value. The financial statements are presented in yen, the functional currency of JBIC. Unless otherwise stated, all amounts are rounded down and stated in millions of yen.

3. Significant Accounting Policies

A.	Basis of consolidation

i.	Subsidiaries

A subsidiary is an entity (including a structured entity) controlled by JBIC. JBIC controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Currently exercisable potential voting rights are taken into account in considering whether JBIC has power over an entity. JBIC has no subsidiaries.

ii.	Associates and joint arrangements

An associate is an entity over which JBIC has significant influence in respect of managerial decisions related to the financial and operating policies of the entity but does not have control or joint control of the entity. Indications, such as ownership interest or participation in decision-making bodies, are considered in determining the existence of significant influence.

Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the activities that significantly affect the variable returns of the arrangement require the unanimous consent of the parties sharing control. The classification of a joint arrangement investment as a joint operation or a joint venture depends upon the rights and obligations of each investor to the arrangement. A joint operation is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the assets, and obligations for the liabilities, relating to the arrangement. A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the arrangement. JBIC does not have joint operation investments.

JBIC’s investments in associates and joint ventures are accounted for using the equity method. Under the equity method, the investments in the associates and joint ventures are carried at cost in the statement of financial position, and are adjusted for changes in JBIC’s share of the net assets of the investees since their respective acquisition dates. The income statement reflects JBIC’s share of the results of operations of the investees. Where there has been a change in the other comprehensive income of the associates and joint ventures, JBIC recognizes its share of the change in other comprehensive income. The profits of equity method investments are shown on the face of the income statement and represent the profits attributable to the investors of the associates and the joint ventures.

The financial statements of JBIC include investments in associates and joint ventures of which the reporting date is different from that of JBIC because it is impracticable to change the reporting date of those associates and joint ventures to coincide with that of JBIC in conjunction with other shareholders or for other reasons. The reporting date of associates and joint ventures included in JBIC’s financial statements is December 31, and therefore adjustments are made for the effects of significant transactions or events which occurred during the period between the reporting dates.

JBIC determines whether it is necessary to recognize impairment losses on its investment in associates and joint ventures. At each reporting date, JBIC determines whether there is objective evidence that its investments in associates and joint ventures are impaired. If there is such evidence, JBIC recognizes impairment losses for the differences between the recoverable amounts of investments in associates or joint ventures and their carrying values.

Upon loss of significant influence or joint control over the associates and the joint ventures, JBIC measures and recognizes any retained investments at their fair values. Any differences between the carrying amounts of its investments in associates or joint ventures upon the loss of significant influence or joint control, and total of the fair values of the retained investments and proceeds from disposal are recognized in profit or loss.

B.	Foreign currency translation

The financial statements of JBIC are presented in yen, which is the functional currency of JBIC.

Transactions in foreign currencies are initially recorded in the functional currency using the exchange rate at the transaction date.

Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rate at the reporting date. Any gains or losses arising from the foreign currency translation are recognized in profit or loss.

Non-monetary items measured at historical cost in a foreign currency are translated using the exchange rate at the date of the initial transaction. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rate at the date when the fair value is determined, and any translation differences are recognized in other comprehensive income.

The assets and liabilities of foreign operations are translated into yen using the exchange rate at the reporting date. Income and expenses are translated into yen at the exchange rate (or the rate that approximates the exchange rate) at the transaction date. The exchange differences arising on translation are recognized in other comprehensive income.

C.	Financial assets

JBIC classifies its financial assets into the following four categories: financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, and available-for-sale financial assets. The classification of financial instruments at initial recognition depends on their purpose and characteristics.

JBIC recognizes a financial asset in its statement of financial position when, and only when, JBIC becomes a party to the contractual provisions of the financial instrument. JBIC derecognizes a financial asset when contractual rights to cash flows from the financial asset expire, or it transfers substantially all the risks and rewards of ownership of the financial asset. In transactions in which substantially all the risks and rewards of ownership of a financial asset are neither retained nor transferred, JBIC derecognizes a financial asset if control over that asset is not retained. If the terms of the financial asset are significantly modified, the existing financial asset is derecognized and a new asset is recognized, and difference in the respective carrying amounts is recognized in profit or loss.

Regular way purchases or sales of financial assets at fair value through profit or loss, held-to-maturity investments, and available-for-sale financial assets are recognized and derecognized using trade date accounting. Trade date accounting refers to the recognition of an asset to be received and the liability to pay for it on the trade date, derecognition of an asset that is sold, and recognition of a receivable from the buyer for payment on the trade date.

i.	Financial assets at fair value through profit or loss

Financial assets that JBIC classifies as held for trading or designates as at fair value through profit or loss are classified as financial assets at fair value through profit or loss.

a.	Financial assets classified as held for trading

In JBIC, financial assets classified as held for trading are all derivatives and are included in “Derivative financial instrument assets” in the statement of financial position. JBIC does not apply hedge accounting under IFRS. All derivatives are carried as assets when their fair value is positive and as liabilities when their fair value is negative, and subsequently measured at fair value at each reporting date. Gains and losses arising from changes in the fair values of derivatives are included in “Net income (expense) from derivative financial instruments” or “Other income (expenses)” in the income statement. For hedges that qualify for hedge accounting under Japanese GAAP but that do not meet the conditions for hedge accounting under International Accounting Standard (“IAS”) 39 Financial Instruments: Recognition and Measurement, JBIC discontinued hedge accounting for the opening statement of financial position as of April 1, 2012, the date of transition to IFRS.

The derivative component of a hybrid instrument containing both a derivative and non-derivative element (“host contract”) is defined as an embedded derivative. Under certain conditions, such as when the economic characteristics and risks are not closely related to those of the host contract and the hybrid instrument is not measured at fair value through profit or loss, the embedded derivative is separated from the host contract and accounted for as a derivative, and subsequently measured at fair value.

b.	Financial assets designated as at fair value through profit or loss

Financial assets can be designated as financial assets at fair value through profit or loss upon initial recognition, if they meet either of the following criteria:

(i)	a measurement or recognition inconsistency is eliminated or significantly reduced by the designation; or

(ii)	a group of financial assets is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

When JBIC is required to separate an embedded derivative from its host contract, but is unable to measure the embedded derivative separately either at acquisition or at a subsequent reporting date, JBIC designates the entire hybrid contract as at fair value through profit or loss.

Financial assets designated as at fair value through profit or loss are initially and subsequently measured at fair value. Transaction costs are recognized in profit or loss.

As of March 31, 2017 and 2016, there were no financial assets that had been designated as at fair value through profit or loss.

ii.	Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market other than:

a.	those that JBIC intends to sell immediately or in the near term and those that JBIC designates as at fair value through profit or loss at initial recognition;

b.	those that JBIC designates as available-for-sale at initial recognition; or

c.	those for which the holder may not recover substantially all of its initial investment, other than because of credit deterioration.

Upon initial recognition, loans and receivables are measured at fair value plus directly attributable transaction costs, and measured at amortized cost using the effective interest method less impairment losses, if any. Financial assets classified as loans and receivables are mainly included in “Loans and other receivables” in the statement of financial position.

iii.	Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity that JBIC has the positive intent and ability to hold to maturity other than:

a.	those that JBIC designates as at fair value through profit or loss at initial recognition;

b.	those that JBIC designates as available-for-sale at initial recognition; and

c.	those that meet the definition of loans and receivables.

Upon initial recognition, held-to-maturity investments are measured at fair value plus directly attributable transaction costs, and subsequently measured at amortized cost using the effective interest method less impairment losses, if any. As of March 31, 2017 and 2016, there were no held-to-maturity investments.

iv.	Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are designated as available-for-sale or not classified as any of the categories discussed above, and they include unlisted equity securities and unlisted debt securities. Upon initial recognition, available-for-sale financial assets are measured at fair value plus directly attributable transaction costs, and subsequently measured at fair value. Equity instruments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are subsequently measured at cost.

A gain or loss on an available-for-sale financial asset, except for interest calculated using the effective interest method, impairment losses, and foreign exchange gains and losses on monetary assets, is recognized in other comprehensive income until such a financial asset is derecognized. At that time, the cumulative gain or loss previously recognized in other comprehensive income will be reclassified from equity to profit or loss as a reclassification adjustment. Dividends on an available-for-sale equity instrument are recognized in profit or loss when a right to receive payment is established.

D.	Financial liabilities

Financial liabilities are measured at fair value less directly attributable transaction costs at initial recognition and subsequently measured at amortized cost using the effective interest method, except for financial liabilities at fair value through profit or loss and financial guarantee contracts. Amortization using the effective interest method and any gains or losses arising from the derecognition of a financial liability are recognized in profit or loss.

i.	Financial liabilities at fair value through profit or loss

Financial liabilities that JBIC classifies as held for trading or designates as at fair value through profit or loss are classified as financial liabilities at fair value through profit or loss.

a.	Financial liabilities classified as held for trading

In JBIC, financial liabilities classified as held for trading are all derivatives and are included in “Derivative financial instrument liabilities” in the statement of financial position. The hedge accounting and accounting treatment for derivatives are disclosed in more details in “C. Financial assets” and “G. Hedge accounting.”

b.	Financial liabilities designated as at fair value through profit or loss

Financial liabilities can be designated as financial liabilities at fair value through profit or loss upon initial recognition, if they meet either of the following criteria:

(i)	a measurement or recognition inconsistency is eliminated or significantly reduced by the designation; or

(ii)	a group of financial liabilities is managed and its performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

When JBIC is required to separate an embedded derivative from its host contract, but is unable to measure the embedded derivative separately either at acquisition or at a subsequent reporting date, JBIC designates the entire hybrid contract as at fair value through profit or loss.

Financial liabilities designated as at fair value through profit or loss are initially and subsequently measured at fair value. Transaction costs are recognized in profit or loss.

As of March 31, 2017 and 2016, there were no financial liabilities that had been designated as at fair value through profit or loss.

ii.	Financial guarantee contracts

A financial guarantee contract requires its issuer to reimburse the contract holder for a loss caused by the specific debtor’s failure to make payment on the due date pursuant to the original or modified terms of a debt instrument. Upon initial recognition, financial liabilities associated with financial guarantee contracts are measured at fair value. They are subsequently measured at the higher of (a) the amount initially recognized less cumulative amortization recognized in accordance with IAS 18 Revenue and (b) the amount determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets.

E.	Offsetting financial instruments

Financial assets and financial liabilities are offset and the net amount is presented in the statement of financial position when, and only when, there is a currently enforceable right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the asset and settle the liability simultaneously.

F.	Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The fair values of financial instruments traded in active markets are based on their quoted market prices. A financial instrument is regarded as quoted in an active market if transactions take place with sufficient frequency and volume to provide pricing information on an ongoing basis, for example, quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, or pricing service. If an active market for a financial instrument is not available, JBIC determines the fair value using valuation techniques, such as using recent arm’s-length market transactions between independent parties, discounted cash flow analyses, and other valuation techniques commonly used by market participants.

See a detailed discussion at Note 32 “Fair Value of Financial Assets and Liabilities” and Note 33 “Fair Value Hierarchy.”

G.	Hedge accounting

JBIC does not apply hedge accounting under IAS 39.

H.	Impairment of financial assets

i.	Loans and receivables

JBIC assesses, at each reporting date, whether there is any objective evidence that a financial asset or group of financial assets classified as loans and receivables is impaired. Impairment losses are incurred if, and only if, there is objective evidence of impairment as a result of one or more events that occurred after the initial recognition of the asset (a “loss event”) and that loss event (or events) has an impact on the estimated cash flows of the financial asset or a group of financial assets that can be reliably estimated.

Objective evidence that a financial asset or group of assets is impaired includes the following events:

a.	significant financial difficulty of the issuer or obligor;

b.	a breach of contract, such as a default or delinquency in interest or principal payments;

c.	the lender, for economic or legal reasons relating to the borrower’s financial difficulty, granting to the borrower a concession that the lender would not otherwise consider;

d.	it becoming probable that the borrower will enter into bankruptcy or other financial reorganization; or

e.	observable data indicating that there is a measurable decrease in the estimated future cash flows from a group of financial assets since the initial recognition of those assets, although the decrease cannot yet be identified with the individual financial assets in the group.

JBIC first assesses whether objective evidence of impairment exists individually for financial assets.

If JBIC determines that no objective evidence of impairment exists for an individually assessed financial asset JBIC includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment.

An impairment loss in respect of a financial asset that is individually assessed for impairment is determined using the discounted cash flow method (“DCF method”). Under the DCF method, the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial instrument’s original effective interest rate. For variable interest rate assets, the discount rate used for measuring any impairment loss is the reasonably estimated current effective interest rate(s) at the reporting date determined in accordance with the contract. Future cash flows are separately estimated on the basis of historical loss experience for assets, the reasonableness and the execution status of the borrower’s business plan, the level of funds acquired from financial institutions, and the net realizable value of collateral.

A collective assessment of impairment for financial assets is categorized into one of the following two types:

a.	impairment loss to be recognized for the incurred but not reported losses in the period between the time the loss is incurred and the time it is recognized; and

b.	impairment loss for individual financial assets that have not been identified as impaired, when economic conditions or other circumstances of an entity’s country of residence indicate objective evidence that the asset is impaired subsequent to the initial recognition.

Impairment losses in respect of a group of financial assets that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group. Historical loss experience data includes bankruptcy trends and the collateral coverage ratio over a specific period of time in the past.

The carrying amount of the asset is reduced by the impairment loss through an allowance for loan losses account and the loss is recognized in profit or loss. Changes in the impairment loss are recognized in profit or loss. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be objectively attributed to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed through profit or loss. If a financial asset is determined to be uncollectible, it is written off against the related allowance account.

ii.	Available-for-sale financial assets

JBIC assesses at each reporting date whether there is any objective evidence that financial assets classified as available-for-sale financial assets are impaired. For equity instruments, a significant or prolonged decline in the fair value of an asset below its cost is also considered in determining whether the asset is impaired or not. In the case of debt instruments, in principle, impairment is assessed in the same manner as for loans and receivables. If any objective evidence of impairment exists, the cumulative loss on equity instruments previously recognized in other comprehensive income is reclassified from equity to profit or loss as a reclassification adjustment. Impairment losses on equity instruments recognized in profit or loss are not reversed through profit or loss.

For debt instruments, if, in a subsequent period, the fair value increases and it can be objectively attributed to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed through profit or loss.

I.	Property and equipment

Property and equipment is stated at cost, net of accumulated depreciation and accumulated impairment losses. The cost of an item of property and equipment includes costs directly attributable to the acquisition of the item.

Depreciation is generally calculated on a straight-line basis, over the estimated useful lives of the assets as follows:

•	Buildings (including leasehold improvements): 3 to 50 years

•	Other: 2 to 35 years

An item of property and equipment and any significant part thereof initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset, which is calculated as the difference between the net disposal proceeds and the carrying amount of the asset, is recognized in profit or loss when the asset is derecognized.

The residual values, useful lives, and methods of depreciation of property and equipment are reviewed at each reporting date and adjusted prospectively, if appropriate.

J.	Impairment of non-financial assets

JBIC assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any indication exists, impairment testing is performed. When the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is written down to its recoverable amount and an impairment loss is recognized.

K.	Post-employment benefits

JBIC has defined benefit plans and defined contribution plans to secure funds to pay employees’ retirement benefits.

i.	Defined benefit plans

JBIC determines the present value of its defined benefit obligations and the related current and past service costs for each plan using the projected unit credit method. Remeasurements of defined benefit plans are recognized in full in other comprehensive income in the year incurred, and immediately transferred to retained earnings. Past service costs are recognized in full in the year incurred.

The liability for retirement benefits is the present value of the defined benefit obligation less the fair value of the plan assets (the present value is determined using a discount rate based on market yields on high-quality corporate bonds. See the detailed discussion in Note 19 “Employee Benefits”). The plan assets comprise assets held by a long-term employee benefit fund and qualifying insurance policies. The plan assets are not used to repay JBIC’s creditors and are not returned to JBIC, except under certain circumstances. The fair value of the plan assets is based on market price information. The recognition of the net defined benefit asset is limited to the total amount of the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

ii.	Defined contribution plans

JBIC recognizes contributions to the defined contribution plans as expenses in the periods in which employees render the related services.

L.	Taxes

JBIC is a nontaxable entity according to Paragraph 2, Item 5 of the Corporate Tax Law of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes.

M.	Interest income and interest expense

Interest income and expense for all financial instruments, except for financial assets and financial liabilities at fair value through profit or loss, is recognized in “Interest income” and “Interest expense” using the effective interest rate method.

The effective interest rate method is a method of calculating the amortized cost of a financial asset or a financial liability (or a group of financial assets or financial liabilities) and allocating the interest income or interest expense over the relevant period.

N.	Fee and commission income

Fee and commission income primarily comprises guarantee income arising from financial guarantee contracts. Guarantee income is recognized over the time period stipulated in the relevant contract.

O.	Fee and commission expense

Fee and commission expense primarily comprises outsourcing expenses. Outsourcing expenses are recognized as the services are rendered on an accrual basis in accordance with the terms of the relevant agreement.

P.	Net income (expense) from derivative financial instruments

Net income (expense) from derivative financial instruments comprises gains and losses arising from changes in the fair values of derivatives and interests on these derivatives, except for gains or losses arising from the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date.

Q.	Net investment income

Net investment income comprises gains or losses on the sale or redemption of available-for-sale financial assets and dividends from equity instruments classified as available-for-sale financial assets.

R.	Cash and cash equivalents

Cash and cash equivalents as stated in the statement of cash flows consists of cash on hand and demand deposits included in “Cash and due from banks” in the statement of financial position.

4. Significant Accounting Judgments, Estimates, and Assumptions

The preparation of the financial statements requires JBIC to make judgments, estimates, and assumptions that affect the reported amounts of revenues, expenses, assets, and liabilities, and the disclosure of contingent liabilities, at the reporting date.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities within the next financial year, are described below. JBIC based its key assumptions and estimates on parameters available when the financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising beyond the control of JBIC. Such changes are reflected in the assumptions when they occur.

Fair value of financial instruments

Where the fair value of financial assets and financial liabilities cannot be measured based on quoted prices in active markets, their fair value is determined using valuation techniques including discounted cash flow models. JBIC uses its judgment in selecting valuation techniques and the inputs to these models are derived from observable markets, where possible. However, inputs that are not derived from observable markets are used for the estimation of the fair value for some financial instruments based on JBIC’s estimates and judgments.

JBIC’s estimates and judgments are continually evaluated and updated in line with market conditions, and these changes could directly affect the fair values of these financial instruments.

See a detailed discussion in Note 32 “Fair Value of Financial Assets and Liabilities” and Note 33 “Fair Value Hierarchy.”

Impairment of loans and other receivables

Impairment of loans and other receivables represents JBIC’s estimates of incurred losses on loans and other receivables at the reporting date. JBIC is required to exercise judgment in making assumptions and estimates when individually or collectively assessing loans and other receivables.

For individual financial assets exhibiting objective evidence of impairment, an impairment loss is estimated, taking into account historical loss experience for assets, the borrower’s business plan, the level of funds acquired from financial institutions, and the net realizable value of collateral, and is based on estimated future cash flows. Impairment losses of a group of loans and other receivables that are collectively evaluated for impairment are estimated on the basis of historical loss experience for assets with credit risk characteristics similar to those in the group.

JBIC’s estimates and judgments are continually evaluated and updated in response to changes in the economic environment and in the light of new information. These changes could lead to a revision of the amount of impairment losses on loans and other receivables, and could directly affect the amount of impairment losses.

The impairment of loans and other receivables is disclosed in more detail in Note 10 “Loans and Other Receivables” and Note 26 “Impairment Losses (Reversals) on Financial Assets.” The credit risk is described in more detail in Note 35 “Maximum Exposure to Credit Risk” and the subsequent notes.

Impairment of available-for-sale financial assets

In respect of available-for-sale financial assets, if a loss event (or events) has occurred, JBIC determines whether there is any objective evidence of impairment based on its estimates and judgments. In addition, for equity instruments classified as available-for-sale financial assets, a significant or prolonged decline in fair value is considered to be objective evidence in assessing impairment.

JBIC’s estimates and judgments are continually evaluated and updated when future events occur or fail to occur, and such revisions could directly affect the amount of impairment losses of the financial assets.

The impairment of available-for-sale financial assets is disclosed in more detail in Note 26 “Impairment Losses (Reversals) on Financial Assets.”

Post-employment benefits

The present value of defined benefit obligations and related costs are determined using actuarial valuations. An actuarial valuation involves making various assumptions, which may differ from actual developments in the future. These include the determination of the discount rate, future salary increases, mortality rates, and future pension increases. Due to the complexity of the valuation, the underlying assumptions, and its long-term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

In determining the appropriate discount rate, JBIC considers the market yield of high-quality corporate bonds in the respective currency, with extrapolated maturities corresponding to the expected duration of the defined benefit obligation.

See Note 19 “Employee Benefits” for further details about the assumptions used.

5. Standards Issued but Not Yet Effective

Early application of standards and interpretations

JBIC has not opted for early application of standards.

Standards and interpretations issued but not yet applied

The following is a listing of standards and interpretations issued but not yet applied by JBIC as of the date of the issuance of the financial statements. JBIC intends to apply the standards and interpretations from the date they become effective.

IFRS 9 Financial Instruments

IFRS 9 Financial Instruments sets out new principles for classification, measurement, impairment and hedge accounting for financial instruments, replacing IAS 39 Financial Instruments: Recognition and Measurement.

Classification and measurement

IFRS 9 requires that all financial assets be classified into the following three major categories on the basis of an entity’s business model and the contractual cash flow characteristics of the financial assets: financial assets measured at amortized cost, fair value through profit or loss (“FVPL”), and fair value through other comprehensive income (“FVOCI”). A financial asset is measured at amortized cost if the asset is held within a business model whose objective is to hold the asset in order to collect contractual cash flows, and the asset’s contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest (“SPPI”) on the principal amount outstanding. Financial assets are measured at FVOCI if they are held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets, and SPPI requirements are met. Financial assets that would be otherwise measured at amortized cost or FVOCI can be designated as financial assets measured at FVPL if doing so eliminates or significantly reduces an accounting mismatch. Any financial assets that do not meet the criteria of amortized cost or FVOCI are measured at FVPL. However, for non-trading equity instruments, an entity may irrevocably elect to recognize changes in fair value and any gains or losses on disposal in other comprehensive income instead of in profit or loss. Most of the requirements in IAS 39 for classification and measurement of financial liabilities were carried forward unchanged to IFRS 9. As the classification requirements in IFRS 9 differ from those in IAS 39, the classification of financial assets held by JBIC may differ from the classification in IAS 39.

Impairment

IFRS 9 introduces the expected credit loss (“ECL”) model, which replaces the incurred credit loss model in IAS 39. The ECL model is applied in recognizing impairment losses for financial assets measured at amortized cost and FVOCI, contract assets, lease receivables, certain loan commitments and financial guarantee contracts. Under the ECL model, an entity is required to recognize expected credit losses for financial assets on the basis of the stages depending on the extent of an increase in credit risk since initial recognition.

For financial assets that have not had a significant increase in credit risk since initial recognition(Stage 1), a loss allowance is recognized for the expected credit losses that result from default events that are possible within the 12 months after the reporting date. For financial assets that have had a significant increase in credit risk since initial recognition but that do not have objective evidence of impairment (Stage 2); and those that are credit impaired at the reporting date (Stage 3), a loss allowance is recognized for the expected credit losses that result from all possible default events over the expected life of a financial asset. In determining whether the credit risk of financial assets has increased significantly since the initial recognition, an entity is required to assess the credit risk using the change in the risk of a default occurring over the expected life of the financial assets. If, however, the credit risk is determined to be low at the reporting date, financial assets may be accounted for by assuming that the credit risk of those financial assets has not increased significantly since the initial recognition. Expected credit losses should be measured to reflect an unbiased and probability-weighted amount that is determined by evaluating a range of possible outcomes, the time value of money, and reasonable and supportable information that is available without undue cost or effort at the reporting date about past events, current conditions and forecasts of future economic conditions.

In order to clarify the impact of credit risk on the future cash flows of financial assets, IFRS 7 as amended by IFRS 9 sets forth enhanced disclosure requirements on the information about entity’s credit risk management practices, quantitative and qualitative information to evaluate the amounts in the financial statements arising from expected credit losses and information about an entity’s credit risk exposure.

Hedge accounting

IFRS 9 introduces a new hedge accounting model that aims to better represent the effect of an entity’s risk management activities in the financial statements. For a hedging relationship, hedge accounting generally expands the range of hedging instruments and hedged items, eliminates the hedge effectiveness range of 80-125% determined in IAS 39, and focuses more on the economic relationship between the hedging instrument and hedged item.

In order to clarify the relationship between an entity’s risk management activities and how hedge accounting is applied, IFRS 7 as amended by IFRS 9 sets forth enhanced disclosure requirements on the information about an entity’s risk management strategy, how an entity’s hedging activities may affect its future cash flows, and the effects of hedge accounting on financial position and performance.

Transition

As of the date of the issuance of the financial statements, JBIC is in the process of evaluating the effect of applying the amendments.

IFRS 9 is effective for fiscal years beginning on or after January 1, 2018.

The classification and measurement and impairment are applied retrospectively without any requirements to restate prior years.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 Revenue from Contracts with Customers supersedes IAS 18 Revenue, IAS 11 Construction Contracts, and related interpretations.

The new revenue recognition model consisting of the following five steps requires that an entity recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

•	Identify the contract with a customer

•	Identify separate performance obligations in the contract

•	Determine the transaction price

•	Allocate the transaction price to the performance obligations in the contract

•	Recognize revenue when (or as) the entity satisfies a performance obligation

Moreover, IFRS 15 requires an entity to provide more useful and relevant disclosure information to the users of financial statements, including information on the following: disaggregation of revenue, details of performance obligations, changes in contract assets and liabilities during the period, and a description of significant judgments and estimates.

As of the date of the issuance of the financial statements, JBIC is in the process of evaluating the effect of applying the amendments.

IFRS 15 is effective for fiscal years beginning on or after January 1, 2018.

IFRS 16 Leases

IFRS 16 Leases, which sets out the new principles for the recognition, measurement, presentation and disclosure of leases, supersedes IAS 17 Leases and related interpretations.

The standard introduces a single lessee accounting model and eliminates the classification of leases as either operating leases or finance leases. A lessee will be required to recognize assets and liabilities arising from all leases except for short-term leases or leases for which the underlying asset is of low value. The standard substantially carries forward the lessor accounting requirements in IAS 17 to classify its leases as operating leases or finance leases, and to account for them differently.

As of the date of the issuance of the financial statements, JBIC is in the process of evaluating the effect of applying the new standard.

IFRS 16 is effective for fiscal years beginning on or after January 1, 2019.

IFRS 17 Insurance

IFRS 17 Insurance Contracts replaces IFRS 4 and sets out new principles for the recognition, measurement, presentation and disclosure of insurance contracts.

IFRS 4 allowed entities to account for insurance contracts using national accounting standards, resulting in a variety of different accounting practices. IFRS 17 requires that all insurance contracts be accounted for in a consistent manner.

In principal, insurance contracts are required to be measured at the total of the fulfilment cash flows and the contractual service margin and are required to be remeasured at the end of each reporting period.

As of the date of the issuance of the financial statements, JBIC is in the process of evaluating the effect of applying the amendments.

IFRS 17 is effective for fiscal years beginning on or after January 1, 2021.

6. Segment Information

JBIC’s operating segments are those for which discrete financial information is available, and whose operating results are regularly reviewed by JBIC’s management. Figures reported to management, including those used for purposes of budget management and performance evaluation, are prepared under Japanese GAAP. Therefore, Japanese GAAP-based figures are reported in operating segments. For business operations defined under the Act on Japan Bank for International Cooperation and other acts, JBIC has two reporting segments: “Ordinary Operations” account and “Special Operations” account. Accounting operations are separately carried out for respective accounts.

Ordinary Operations account covers the segments which are not included in Special Operations account. Special Operations account includes the segments that offer financing services such as lending to overseas infrastructure business projects that generate a higher expected return in exchange for higher risk.

As JBIC has started to be engaged in the Special Operations from October 1, 2016, JBIC reviewed its operating segments. Accordingly, JBIC changed its operating segments from a single reportable segment comprising of loan, guarantee and equity participation operations to two reportable segments comprising of Ordinary Operations and Special Operations.

The reconciliation tables show differences between the amounts reported in the reportable segments and those reported in the IFRS-based financial statements.

A.	Reportable segment information

	(Millions of yen)
	March 31, 2017
	Ordinary Operations	Special Operations	Sub-total for reportable segments	Adjustments *[2]	Amount reported in the Japanese GAAP-based financial statements
Ordinary income
Ordinary income from customers	294,655	0	294,656	—	294,656
Intersegment Ordinary income	5	—	5	(5)	—

Total	294,661	0	294,661	(5)	294,656

Segment profit (loss)	41,693	(81)	41,612	—	41,612
Segment assets	18,369,251	202,432	18,571,683	(10)	18,571,673
Segment liabilities	16,063,972	99	16,064,072	(10)	16,064,061

Other items
Depreciation and amortization	1,209	—	1,209	—	1,209
Interest income	259,250	—	259,250	—	259,250
Interest expense	177,433	—	177,433	—	177,433
Extraordinary income	75	—	75	—	75
Gain on disposal of noncurrent assets	75	—	75	—	75
Extraordinary loss	—	—	—	—	—
Increase in Property and equipment and intangible assets	1,129	—	1,129	—	1,129
Provision of allowance for loan losses	53,855	—	53,855	—	53,855

*[1]	The figures for the year ended March 31, 2016 are not disclosed as JBIC had a single reportable segment.

*[2]	The “Adjustments” above represents elimination of intersegment transactions.

B.	Reconciliation of reportable segment information to statement of financial position and income statement

Reconciliation of ordinary income

(Millions of yen)
March 31, 2017
Ordinary income under Japanese GAAP	294,656
Interest income	2,121
Fees and commission income	(11,293)
Reversal of impairment losses on financial assets *[2],*[4]	108,640
Others	(194)

Ordinary income under IFRS *[1]	393,929

Reconciliation of net profit

(Millions of yen)
March 31, 2017
Net income under Japanese GAAP	41,612
Interest income	2,121
Fees and commission income	(11,293)
Net expense from derivative financial instruments *[3]	(122,057)
Reversal of impairment losses on financial assets *[4]	162,495
Other expenses	1,252
Others	(186)

Net profit under IFRS	73,944

Reconciliation of assets

(Millions of yen)
March 31, 2017
Assets under Japanese GAAP	18,571,673
Derivative financial instrument assets	165,304
Securities	2,638
Loans and other receivables *[5]	(2,187,145)
Equity method investments	20,471

Assets under IFRS	16,572,942

Reconciliation of liabilities

(Millions of yen)
March 31, 2017
Liabilities under Japanese GAAP	16,064,061
Derivative financial instrument liabilities	166,022
Bonds payable	(2,067)
Financial guarantee contracts *[5]	(2,365,627)
Other liabilities	27,984
Others	159

Liabilities under IFRS	13,890,532

Reconciliation of interest income

(Millions of yen)
March 31, 2017
Interest income under Japanese GAAP	259,250
Securities	1,490
Loans and other receivables	312
Others	318

Interest income under IFRS	261,372

Reconciliation of interest expense

(Millions of yen)
March 31, 2017
Interest expense under Japanese GAAP	177,433
Derivative financial instrument liabilities	(26,836)
Others	(372)

Interest expense under IFRS	150,223

Reconciliation of Impairment losses (reversals) on financial assets

(Millions of yen)
March 31, 2017
Provision of allowance for loan losses under Japanese GAAP	53,855
Securities	2,753
Loans and other receivables *[4]	(165,248)

Impairment losses (reversals) on financial assets under IFRS	(108,639)

*[1]	“Ordinary income under IFRS” is an aggregate of “Interest income,” “Fee and commission income,” “Other income,” “Impairment losses (reversals) on financial assets,” and “Profits of equity method investments” reported in the income statement.

*[2]	This represents an impact of recognizing income as reversal of impairment losses on financial assets under IFRS, while recognizing an expense as “Provision of allowance for loan losses” under Japanese GAAP.

*[3]	This primarily represents an impact of reversing “Deferred gains (losses) on hedges” recognized as a result of applying hedge accounting under Japanese GAAP.

*[4]	This primarily represents a difference between “Provision of allowance for loan losses” under Japanese GAAP and reversal of impairment losses on financial assets under IFRS.

*[5]	This primarily represents a difference between the amounts of financial guarantee contracts recognized under Japanese GAAP and those recognized under IFRS.

C.	Information about geographical areas

i.	Interest income

	(Millions of yen)
	March 31, 2017	March 31, 2016
Japan	59,546	41,034
Australia	30,587	26,622
Asia and Oceania (excluding Australia)	54,398	51,242
Europe, the Middle East, and Africa	64,614	50,795
North America and Latin America	52,146	46,793
Other*	78	102

Total interest income in the income statement	261,372	216,592

The above information is based on the locations of customers.

*	“Other” includes interest income from international organizations.

ii.	Noncurrent assets

Noncurrent assets mainly consist of property and equipment. Information about noncurrent assets is omitted since the majority of the noncurrent assets on the statement of financial position are located in Japan.

D.	Information about major customers

There are no transactions with a single external customer resulting in more than 10% of ordinary income.

7. Cash and Due from Banks

Cash and due from banks as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Cash and due from banks
Cash on hand	0	0
Due from banks	1,526,208	1,220,187

Total cash and due from banks	1,526,209	1,220,187

Cash and cash equivalents in the statement of cash flows reconcile to cash and due from banks in the statement of financial position as of March 31, 2017 and 2016, respectively, as follows:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Cash and due from banks	1,526,209	1,220,187
Due from banks (excluding demand deposits)	(443,884)	(107,608)

Cash and cash equivalents	1,082,325	1,112,579

8. Derivative Financial Instrument Assets and Liabilities

Derivative financial instrument assets and derivative financial instrument liabilities as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	3,839,263	21,496	80,242
Currency-related transactions
Currency swaps	3,904,090	145,772	418,678
Forward foreign exchange contracts	362	7	7

Total	—	167,277	498,928

	(Millions of yen)
	As of March 31, 2016
	Notional amounts	Derivative financial instrument assets	Derivative financial instrument liabilities
Interest rate-related transactions
Interest rate swaps	3,082,871	71,509	68,284
Currency-related transactions
Currency swaps	4,082,376	165,764	501,956
Forward foreign exchange contracts	352	0	4

Total	—	237,274	570,245

9. Securities

Securities as of March 31, 2017 and 2016, which were all classified as available-for-sale securities, consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Securities
Listed equity securities	4	—
Unlisted equity securities	124,763	113,278
Unlisted debt securities	65,387	41,697

Total securities	190,155	154,976

10. Loans and Other Receivables

Loans and other receivables as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Sovereign	629,633	613,559
Non-sovereign	13,794,577	13,028,056

Total sovereign and non-sovereign	14,424,211	13,641,615

Allowance for loan losses	(71,490)	(181,268)

Total loans and other receivables	14,352,720	13,460,347

The portfolio of loans and other receivables is disclosed in more detail in Note 37 “Concentration of Credit Risk.”

Details of changes in the allowance for loan losses for the years ended March 31, 2017 and 2016 were as follows:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Allowance for loan losses
Beginning of the year	181,268	114,826
Impairment losses (reversal of impairment losses) *[1]	(111,393)	11,737
Write-offs	(82)	—
Adjustments on interests and others *[2]	1,697	54,704

End of the year	71,490	181,268

The policy for managing credit risk is disclosed in Note 34 “Financial Risk Management.”

*[1]	Impairment losses (reversal of impairment losses) for the fiscal year ended March 31, 2017 includes ¥134,374 million decrease in the allowance for loan losses due to improvement in credit risk of a certain debtor.

*[2]	During the year ended March 31, 2016, based on a restructuring agreement with a certain debtor, JBIC recognized an additional loan and an allowance for loan losses of ¥56,270 million which was immediately provided for the entire amount of the loan.

11. Equity Method Investments

11-1. Investments in Associates

Investments in associates are accounted for using the equity method. JBIC does not have any investments in associates that are individually material. Investments in associates that were not individually material were as follows:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Total carrying amount	111,899	104,441

Financial information of associates that were not individually material was as follows (the amount presented is based on JBIC’s ownership interest):

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Total comprehensive income	8,151	436

Associates did not record other comprehensive income. Therefore, profits from equity method investments were equal to associates’ total comprehensive income presented above.

11-2. Investments in Joint Ventures

Investments in joint ventures are accounted for using the equity method. JBIC does not have any joint ventures that are individually material, and the aggregate balance of investments in joint ventures that are not individually material are not significant. Accordingly, the carrying amount of the investment and the financial information of the joint ventures are not presented.

12. Unconsolidated Structured Entities

JBIC has interests in structured entities formed by other entities (“unconsolidated structured entities”) for the purposes of providing project financing, mainly to resources and infrastructure projects, aircraft leasing, ship leasing, and others. These unconsolidated structured entities obtain funds mainly through bank borrowings. JBIC has interests in these unconsolidated structured entities in the form of loans, financial guarantees, or investments, and therefore JBIC is exposed to credit risk and market risk of these unconsolidated structured entities.

JBIC’s maximum exposure to losses from its interests in these unconsolidated structured entities consists of the carrying amounts of its investments in debt securities, the amounts of loans and loan commitments, and the amount of financial guarantee obligations. The maximum exposure represents the possible amount of total losses JBIC could ever incur without considering any collateral held and other credit enhancements, and does not represent the probability of loss occurrence. Income received from interests in unconsolidated structured entities is mainly interest income and guarantee fees.

The following table summarizes the carrying amounts of assets and liabilities recognized in the statement of financial position of JBIC and its maximum exposure to losses from its interests in the unconsolidated structured entities.

	(Millions of yen)
	As of March 31, 2017		As of March 31, 2016
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Securities	—	—	1,408	1,408
Loans and other receivables	6,281,459	7,749,616	5,833,010	7,265,950
Other assets	—	—	1	1

Total assets	6,281,459	7,749,616	5,834,419	7,267,360

Financial guarantee contracts	9,557	515,595	9,629	411,917

Total liabilities	9,557	515,595	9,629	411,917

13. Property and Equipment

Changes in the carrying amounts of property and equipment for the years ended March 31, 2017 and 2016 were as follows:

	(Millions of yen)
	Land	Building	Other	Total
Cost
As of April 1, 2015	24,664	3,593	1,176	29,435
Additions	—	62	341	404
Disposals	(237)	(58)	(9)	(305)
Other decreases	—	—	(221)	(221)

As of March 31, 2016	24,427	3,597	1,287	29,312
Additions	—	222	396	618
Disposals	(115)	(27)	(67)	(209)
Other decreases	—	—	(330)	(330)

As of March 31, 2017	24,311	3,792	1,286	29,390

Accumulated depreciation
As of April 1, 2015	—	553	586	1,140
Depreciation	—	168	216	384
Disposals	—	(7)	(9)	(17)

As of March 31, 2016	—	714	792	1,507
Depreciation	—	168	174	340
Disposals	—	(6)	(66)	(70)

As of March 31, 2017	—	876	900	1,777

Carrying amount
As of April 1, 2015	24,664	3,040	590	28,295

As of March 31, 2016	24,427	2,882	494	27,804

As of March 31, 2017	24,311	2,916	385	27,613

14. Other Assets

Other assets as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Other assets
Cash collateral paid for financial instruments	189,920	162,230
Intangible assets	2,711	2,737
Other	2,130	1,694

Total other assets	194,762	166,661

15. Borrowings

Borrowings, including the currency of denomination and maturity dates, as of March 31, 2017 and 2016 consisted of the following:

	As of March 31, 2017		As of March 31, 2016
Currency	Maturity dates	Millions of yen	Maturity dates	Millions of yen
USD	May 2017 to October 2021	7,007,032	May 2017 to March 2021	6,428,063
EUR	January 2018 to November 2020	147,331	January 2018 to March 2020	105,389
JPY	May 2017 to December 2036	2,754,341	May 2016 to January 2026	2,904,997

Total borrowings		9,908,705		9,438,450

Weighted-average contractual interest rates as of March 31, 2017 and 2016 were 1.12% and 0.76%, respectively.

The amounts of undiscounted contractual cash flows for borrowings by maturity date are disclosed in Note 40 “Maturity Analysis of Financial Liabilities.”

16. Bonds Payable

Bonds payable, including the currency of denomination, maturity dates and associated contractual interest rates, as of March 31, 2017 and 2016 consisted of the following:

	As of March 31, 2017			As of March 31, 2016
Currency	Maturity dates	Contractual interest rates	Millions of yen	Maturity dates	Contractual interest rates	Millions of yen
USD	July 2017 to November 2026	(Fixed) 1.125% – 3.375%	2,965,725	May 2016 to January 2026	(Fixed) 1.125% – 3.375%	2,218,250
	November 2018 to February 2020	(Floating) 1.393% – 1.624%	807	November 2018	(Floating) 0.978%	56,294
CAD	March 2018	(Fixed) 2.300%	41,991	March 2018	(Fixed) 2.300%	43,325
GBP	December 2020	(Fixed) 2.625%	59,356	December 2020	(Fixed) 2.625%	68,555
JPY	September 2017 to December 2025	(Fixed) 0.120% – 2.090%	231,616	March 2017 to December 2025	(Fixed) 0.120% – 2.090%	282,446

Total bonds payable			3,299,498			2,668,872

JBIC’s bonds are secured by JBIC’s assets in the form of general liens in accordance with Article 34 of the JBIC Act.

The amounts of undiscounted contractual cash flows for bonds payable by maturity date are disclosed in Note 40 “Maturity Analysis of Financial Liabilities.”

17. Financial Guarantee Contracts

Financial guarantee contracts as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Sovereign	45,856	54,868
Non-sovereign	39,056	21,842

Total financial guarantee contracts	84,912	76,710

Financial guarantee contracts are initially measured at fair value and subsequently measured at the higher of: (a) the amount initially recognized less accumulated amortization recognized in accordance with IAS 18 and (b) the best estimate of loss amount (determined in accordance with IAS 37) required for settling the guarantee obligation at the reporting date.

18. Other Liabilities

Other liabilities as of March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Other liabilities
Accrued expenses	43,592	31,815
Unearned revenue	28,013	24,607
Cash collateral received for financial instruments	18,880	63,380
Liability for retirement benefits	6,983	7,172
Other	1,017	965

Total other liabilities	98,486	127,941

19. Employee Benefits

19-1. Post-employment Benefits

i.	Defined benefit plans

JBIC has defined benefit pension plans composed of funded-type defined benefit corporate pension plans and unfunded-type lump-sum severance indemnity plans. Benefits provided under the plans are determined based on multiple factors, such as the employees’ number of years of service and their salary levels.

In accordance with Japanese laws and regulations, JBIC’s defined benefit corporate pension plans are operated by corporate pension funds that are legally separate from JBIC. The laws and regulations require that JBIC or the board of the corporate pension funds and pension-managing trustees act in the best interests of the plan members and are responsible for managing the plan assets based on the prescribed policy.

JBIC is responsible for contributing funds determined based on a prescribed proportion of the salaries stipulated in JBIC’s pension rules. If the funded balance is below the minimum funding requirement at the annual close of the pension fund, JBIC is required to pay an additional contribution. Further, the contribution is calculated to maintain the balance in future periods and is recalculated every five years at the fiscal year-end of the pension fund.

JBIC’s defined benefit corporate pension plans are multi-employer plans, which are different from single-employer plans from the following perspectives:

a.	Assets contributed to multi-employer plans may be used to provide benefits to employees of other entities participating in the plan.

b.	When certain employers discontinue contributions, other employers may bear the unfunded obligations.

c.	When multi-employer plans are wound up or when an entity withdraws from a multi-employer plan, the entity may be required to pay for unfunded obligations as a special contribution.

The plans expose JBIC to the following actuarial risks, including investment risk, interest rate risk, and longevity risk:

a.	Investment risk

The present value of defined benefit obligations is calculated using a discount rate, which is determined based on market yields on high-quality corporate bonds. Should the return on plan assets fall below this discount rate, a deficit in the defined benefit plan could arise.

b.	Interest rate risk

A decline in market yields on high-quality corporate bonds leads to an increase in defined benefit obligations. The increase in obligations, however, is partly offset by an increase in the fair value of debt instruments (i.e., plan assets).

c.	Longevity risk

JBIC’s defined benefit plans include lifelong annuity plans, which require JBIC’s guarantee at the time of the employees’ retirement to pay retirement benefits to plan members over their lifetime. The present value of defined benefit obligations is determined based on JBIC’s best estimate of the mortality of plan members both during and after their employment. An extended average longevity of plan members will cause an increase in defined benefit obligations.

Subsequent to returning the substitutional portion of welfare pension fund plans to the government, JBIC introduced defined benefit corporate pension plans on October 1, 2014. The welfare pension fund plans previously served as substitute for that portion of the benefits that should have been covered by the public pension plan, but JBIC obtained approvals from the Minister of Health, Labour and Welfare for an exemption from the obligation to pay benefits related to future employee service periods on April 1, 2013, and past employee service periods on October 1, 2014. Subsequently, JBIC transitioned to defined benefit corporate pension plans. The plan assets of the welfare pension fund plans are now governed by the corporate pension fund that manages the defined benefit corporate pension plans. On May 24, 2016, JBIC prepaid to the government the transfer amount of the substitutional portion (i.e., minimum reserve).

Changes in the present value of defined benefit obligations and the fair value of plan assets

		(Millions of yen)
		March 31, 2017	March 31, 2016
(a)	Net defined benefit liability for funded and unfunded type plans (beginning) (b)-(d)+(g)	7,172	6,828

Changes in the present value of defined benefit obligations for funded type plans:
(b)	Beginning balance	9,226	8,830

	Current service cost	139	125
	Interest expense	32	55
	Remeasurements
	Actuarial gains and losses arising from changes in demographic assumptions	(116)	(128)
	Actuarial gains and losses arising from changes in financial assumptions	(120)	487
	Other	61	73
	Payments by the plan	(238)	(216)

(c)	Ending balance	8,984	9,226

Changes in the fair value of plan assets:
(d)	Beginning balance	6,956	6,932

	Interest income	21	38
	Remeasurements
	Return on plan assets	108	84
	Contributions by the employer	116	117
	Payments by the plan	(238)	(216)

(e)	Ending balance	6,964	6,956

(f)	Net defined benefit liability for funded type plans (ending) (c)-(e)	2,020	2,270

Changes in the present value of defined benefit obligations for unfunded type plans:
(g)	Beginning balance	4,902	4,929

	Current service cost	352	345
	Interest expense	24	44
	Remeasurements
	Actuarial gains and losses arising from changes in demographic assumptions	(64)	1
	Actuarial gains and losses arising from changes in financial assumptions	19	188
	Other	155	0
	Payments by the plan	(426)	(607)

(h)	Ending balance	4,963	4,902

(i)	Net defined benefit liability for funded and unfunded type plans (ending) (f)+(h)	6,983	7,172

Significant actuarial assumptions used in determining the present value of defined benefit obligations

Items	March 31, 2017	March 31, 2016
Discount rate (%)	0.6%	0.5%
Salary increase rate (%)	4.4%	3.9%

An assessment of defined benefit obligations requires judgments in respect of uncertain future events. The following table shows the impact in the form of a sensitivity analysis of changes in discount rates on the defined benefit obligations at each reporting date. The sensitivity analysis is prepared based on the assumption that other variables remain constant; however, in practice, variables do not necessarily change in isolation. Negative amounts represent a decrease, while positive amounts show an increase in the defined benefit obligations.

Sensitivity analysis (discount rate)

	(Millions of yen)
	0.5% increase	0.5% decrease
Effect on defined benefit obligations as of March 31, 2017	(790)	861
Effect on defined benefit obligations as of March 31, 2016	(837)	912

Fair value by plan asset category

	(Millions of yen)
	As of March 31, 2017
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	482	—	482
Equity securities (foreign countries)	456	—	456
Total equity securities	939	—	939
Debt securities (Japan)	2,307	—	2,307
Debt securities (foreign countries)	314	—	314
Total debt securities	2,622	—	2,622
General accounts of life insurance companies	—	586	586
Cash and due from banks	22	—	22
Prepayment of the transfer amount of the substitutional portion (minimum reserve)	—	2,794	2,794

Total plan assets	3,583	3,381	6,964

	(Millions of yen)
	As of March 31, 2016
Categories of plan assets	With quoted market prices in an active market	Without quoted market prices in an active market	Total
Equity securities (Japan)	423	—	423
Equity securities (foreign countries)	406	—	406
Total equity securities	830	—	830
Debt securities (Japan)	2,376	—	2,376
Debt securities (foreign countries)	334	—	334
Total debt securities	2,710	—	2,710
General accounts of life insurance companies	—	580	580
Cash and due from banks	2,835	—	2,835

Total plan assets	6,376	580	6,956

Expected contribution to plan assets for the fiscal year ending March 31, 2018:	¥146 million

Weighted-average duration of defined benefit obligations
As of March 31, 2017	15 years
As of March 31, 2016	15 years

ii.	Defined contribution plans

On October 1, 2014, JBIC introduced defined contribution plans.

JBIC recognized costs of ¥24 million and ¥24 million related to the defined contribution plans for the year ended March 31, 2017 and 2016, respectively.

19-2. Employee Benefit Expenses

Total employee benefit expenses included in operating expenses in the income statement were as follows:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Employee benefit expenses	6,610	6,544

20. Capital Stock and Other Reserves

In accordance with a plan under Article 3 of the Supplementary Provisions of the Act for Partial Revision of the Japan Bank for International Cooperation Act (Act No. 41 of 2016) (the “Supplementary Provisions of the Act”), due from banks and ¥150,000 million of legal retained earnings were transferred from the “Ordinary Operations” account to the “Special Operations” account. ¥150,000 million of legal retained earnings transferred to the “Special Operations” account was reclassified as Capital stock in the “Special Operations” account based on Article 3 Paragraph (3) of the Supplementary Provisions of the Act.

Total number of authorized shares

	(Thousands of shares)
	March 31, 2017	March 31, 2016
Common stock with no stated value	5,164,000,000	5,164,000,000

Shares of common stock issued and fully paid (common stock with no stated value)

	March 31, 2017		March 31, 2016
	Thousands of shares	Millions of yen	Thousands of shares	Millions of yen
Beginning of the year	1,391,000,000	1,391,000	1,391,000,000	1,391,000
Issuance of new shares	142,000,000	142,000	—	—

End of the year	1,533,000,000	1,533,000	1,391,000,000	1,391,000

Other reserves presented in the statement of changes in equity

Available-for-sale financial assets

The amount represents valuation changes in respect of the fair value of available-for-sale financial assets.

Deferred gains or losses on hedges

For hedges that qualify for hedge accounting under Japanese GAAP but that do not meet the conditions for hedge accounting under IAS 39, JBIC discontinued hedge accounting in respect of each hedge category. For cash flow hedges under Japanese GAAP, deferred gains or losses on hedges are recognized in other reserves at the date of transition and are recognized in profit or loss based on cash flows arising from hedged transactions.

Remeasurement of defined benefit plans

Remeasurement of defined benefit plans represents the changes in actuarial gains and losses and the return on plan assets, excluding amounts included in interest income. Actuarial gains and losses represent experience adjustments to the defined benefit obligations (i.e., differences between the actuarial assumptions at the beginning of the year and what has actually occurred) and the effects of changes in actuarial assumptions. Actuarial gains and losses are recognized in other comprehensive income as incurred and are immediately transferred from other reserves to retained earnings.

Exchange differences on translation of foreign operations

The amount represents JBIC’s share of the translation differences arising on translating the financial statements of foreign associates and joint ventures into the functional currency of JBIC.

Capital Controls

JBIC is not subject to either the Banking Act or capital adequacy regulations; however, JBIC is subject to the JBIC Act, and it has the following agreements with the Japanese government:

•	The government, at all times, holds the total number of outstanding shares of JBIC (Article 3 of the JBIC Act).

•	The government may make contributions to JBIC, if necessary, limited to the amount appropriated in the budget (Article 4 of the JBIC Act).

•	JBIC prepares a budget for revenues and expenditures and submits it to the Minister of Finance each fiscal year. After the Cabinet’s decision is made, the Cabinet submits the budget to the Diet together with the national budget (Article 16 and Article 19 of the JBIC Act). JBIC’s business plans and financial plans (e.g., borrowings from the fiscal loan funds and foreign exchange funds, corporate bonds, capital contribution from the general account, and loans) are attached to the above-mentioned budget and submitted to the Diet (Article 17 of the JBIC Act).

JBIC manages the equity presented in the statement of financial position as its capital. Capital stock as of March 31, 2017 and 2016 is as presented above.

21. Dividend Distribution

JBIC is restricted in its ability to distribute dividends in accordance with Article 31 of the JBIC Act.

JBIC paid ¥21,386 million to the national treasury on June 29, 2016, for the year ended March 31, 2016, ¥ 20,846 million on June 29, 2017, for the year ended March 31, 2017, in accordance with the JBIC Act as noted below. These amounts are calculated based on the amount of the retained earnings under Japanese GAAP.

In the event that the amount of the retained earnings recorded at each year-end closing in respective accounts for operations defined in each item of Article 26-2 of the JBIC Act:

i.	exceeds zero, JBIC accumulates an amount calculated in accordance with the standards prescribed by the Cabinet Order as a reserve, until it reaches a certain amount stipulated by the Cabinet Order; and if there is a surplus, JBIC pays such a surplus into the national treasury within three months after the annual closing date (Paragraph 1 of Article 31 of the JBIC Act); or

ii.	falls below zero, the reserve is transferred to the retained earnings to the extent that the amount of retained earnings becomes zero (Paragraph 2 of Article 31 of the JBIC Act).

22. Interest Income and Interest Expense

Interest income and interest expense for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Interest income
Due from banks	4,822	2,787
Receivables under resale agreements	—	7
Securities	2,245	5,435
Loans and other receivables	254,303	208,142
Other	0	219

Total interest income	261,372	216,592

Interest expense
Borrowings	91,175	57,339
Bonds payable	58,729	58,319
Financial guarantee contracts	318	354
Other	—	10

Total interest expense	150,223	116,024

Net interest income	111,148	100,567

Interest income earned on financial assets that were impaired was ¥15,544 million and ¥3,209 million for the years ended March 31, 2017 and 2016, respectively.

23. Fee and Commission Income, and Fee and Commission Expense

Fee and commission income, as well as fee and commission expense for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Fee and commission income
Guarantee fees	14,661	13,934
Other	880	589

Total fee and commission income	15,542	14,523

Fee and commission expense
Outsourcing expenses	1,864	1,610
Other	55	43

Total fee and commission expense	1,919	1,653

24. Net Income from Derivative Financial Instruments

Net income from derivative financial instruments for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Net income from derivative financial instruments
Net interest income from interest rate swaps	(26,854)	11,228
Net gain (loss) on valuation of derivative financial instruments	(124,689)	41,683
Other	2,227	3,315

Total net income from derivative financial instruments	(149,316)	56,227

25. Net Investment Income

Net investment income for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Net investment income
Dividends	—	2,106
Gains on sales or redemptions	—	1,602

Total net investment income	—	3,708

26. Impairment Losses (Reversals) on Financial Assets

Impairment losses (reversals) on financial assets for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Impairment losses (reversals) on financial assets
Securities	2,753	582
Loans and other receivables*	(111,393)	11,737

Total impairment losses (reversals) on financial assets	(108,639)	12,320

*	Impairment losses (reversal of impairment losses) for the fiscal year ended March 31, 2017 includes ¥134,374 million decrease in the allowance for loan losses due to improvement in credit risk of a certain debtor.

27. Other Income and Other Expenses

Other income and other expenses for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Other income
Gain on foreign exchange transactions*	—	1,491
Other	223	227

Total other income	223	1,718

Other expenses
Provision for financial guarantee contracts	665	449
Loss on foreign exchange transactions*	199	—
Other	644	434

Total other expenses	1,508	883

*	The amount includes gains or losses arising on the foreign currency translation of notional amounts of the currency swap contracts by using the exchange rate at the reporting date.

28. Operating Expenses

Operating expenses for the years ended March 31, 2017 and 2016 consisted of the following:

	(Millions of yen)
	March 31, 2017	March 31, 2016
Operating expenses
Salaries and allowances	5,332	5,259
Retirement benefit costs	552	556
Welfare expenses	726	729
Depreciation and amortization	1,209	1,302
Travel expenses	1,377	1,390
Other	7,817	7,498

Total operating expenses	17,017	16,734

29. Income Taxes

JBIC is a nontaxable entity in accordance with Paragraph 2, Item 5 of the Corporate Tax Law of Japan (Act No. 34, 1965) and has no obligation to pay corporate taxes.

30. Analysis of Financial Assets and Liabilities by Measurement Basis

Subsequent to initial recognition, financial assets and liabilities are primarily measured either at fair value or amortized cost in accordance with the measurement categories defined in IAS 39. Note 3 “Significant Accounting Policies” describes how these categories of financial assets and liabilities are measured, and how income and expenses are recognized either in profit or loss, or in other comprehensive income.

The following tables present the carrying amounts of the financial assets and liabilities in the statement of financial position, by category and by line item, as of March 31, 2017 and 2016:

	(Millions of yen)
	As of March 31, 2017
	Financial assets or liabilities measured at fair value through profit or loss	Loans and receivables	Available-for- sale financial assets	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	1,526,209	—	—	1,526,209
Derivative financial instrument assets	167,277	—	—	—	167,277
Securities	—	—	190,155	—	190,155
Loans and other receivables	—	14,352,720	—	—	14,352,720

Total financial assets	167,277	15,878,929	190,155	—	16,236,362

Financial liabilities
Derivative financial instrument liabilities	498,928	—	—	—	498,928
Borrowings	—	—	—	9,908,705	9,908,705
Bonds payable	—	—	—	3,299,498	3,299,498

Total financial liabilities	498,928	—	—	13,208,203	13,707,132

In addition to the above, JBIC recorded financial guarantee contracts of ¥84,912 million measured in accordance with IAS 39

	(Millions of yen)
	As of March 31, 2016
	Financial assets or liabilities measured at fair value through profit or loss	Loans and receivables	Available-for- sale financial assets	Financial liabilities measured at amortized cost	Total
Financial assets
Cash and due from banks	—	1,220,187	—	—	1,220,187
Derivative financial instrument assets	237,274	—	—	—	237,274
Securities	—	—	154,976	—	154,976
Loans and other receivables	—	13,460,347	—	—	13,460,347

Total financial assets	237,274	14,680,535	154,976	—	15,072,785

Financial liabilities
Derivative financial instrument liabilities	570,245	—	—	—	570,245
Borrowings	—	—	—	9,438,450	9,438,450
Bonds payable	—	—	—	2,668,872	2,668,872

Total financial liabilities	570,245	—	—	12,107,322	12,677,568

In addition to the above, JBIC recorded financial guarantee contracts of ¥76,710 million measured in accordance with IAS 39.

31. Offsetting Financial Assets and Financial Liabilities

The following tables present quantitative information in respect of financial instruments that are subject to enforceable master netting arrangements or similar agreements as of March 31, 2017 and 2016. Of the financial assets held by JBIC, amounts related to master netting agreements in respect of derivative transactions are disclosed in the following tables. The right to offset in accordance with these master netting agreements only becomes effective in the event of default or certain other events outside the normal course of business. The excess portion of the collateral received and collateral pledged is excluded.

	(Millions of yen)
	As of March 31, 2017
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	167,277	—	167,277	(165,304)	(18,880)	—

Total financial assets	167,277	—	167,277	(165,304)	(18,880)	—

Financial liabilities
Derivative financial instrument liabilities	498,928	—	498,928	(165,304)	(189,920)	143,704

Total financial liabilities	498,928	—	498,928	(165,304)	(189,920)	143,704

	(Millions of yen)
	As of March 31, 2016
	Gross amounts of financial assets and liabilities recognized (a)	Amounts that are offset (b)	Net amounts presented in the statement of financial position (c)=(a)-(b)	Amounts subject to an enforceable master netting agreement or similar agreement and not included in (b) (d)		Net amount (e)=(c)-(d)
				Amounts related to financial instruments recognized that do not meet the offsetting criteria	Amounts related to financial collateral (including cash collateral)
Financial assets
Derivative financial instrument assets	237,274	—	237,274	(193,979)	(63,380)	—

Total financial assets	237,274	—	237,274	(193,979)	(63,380)	—

Financial liabilities
Derivative financial instrument liabilities	570,245	—	570,245	(193,979)	(162,230)	214,035

Total financial liabilities	570,245	—	570,245	(193,979)	(162,230)	214,035

32. Fair Value of Financial Assets and Liabilities

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The fair values stated below represent the best estimate determined using various valuation methods and assumptions, and JBIC gives the highest priority to quoted prices in active markets. If such prices are not available, the fair values are determined using valuation techniques. The valuation techniques, if used, maximize the use of observable inputs and minimize the use of unobservable inputs.

The table below sets forth the carrying amounts and fair values of major financial assets and liabilities as of March 31, 2017 and 2016:

	(Millions of yen)
	As of March 31, 2017		As of March 31, 2016
	Carrying amount	Fair value	Carrying amount	Fair value
Financial Assets
Derivative financial instrument assets	167,277	167,277	237,274	237,274
Securities*	178,367	178,367	143,188	143,188
Loans and other receivables	14,352,720	14,322,466	13,460,347	13,550,389

Financial Liabilities
Derivative financial instrument liabilities	498,928	498,928	570,245	570,245
Borrowings	9,908,705	9,973,774	9,438,450	9,536,939
Bonds payable	3,299,498	3,276,524	2,668,872	2,721,958
Financial guarantee contracts	84,912	10,904	76,710	14,701

*	The carrying amounts of securities are different from the amounts presented in the statement of financial position by the carrying amounts of unlisted equity securities, which are presented below.

Valuation methods used in determining the fair values of financial assets and liabilities

Derivative financial instrument assets and liabilities

Derivative financial instrument assets and liabilities held by JBIC are all over-the-counter (“OTC”) derivatives.

The fair values of OTC derivatives are measured using the projected future cash flows with observable inputs, mainly interest rates and foreign exchange rates. In determining the fair values, counterparty and JBIC’s credit risks are incorporated. In reflecting these credit risks, the default rates are determined with reference to observable market data, and the impact of master netting agreements and the effect of collateral are also incorporated.

Securities

Securities held by JBIC are composed of listed equity securities, unlisted equity securities and unlisted debt securities.

Fair values of listed equity securities are determined using quoted market prices. As it pertains to stocks included in unlisted equity securities, their fair values, except for those whose fair values cannot be reliably measured, are determined using valuation techniques, including the DCF method. The inputs used include unobservable inputs, such as the expected rate of return. For investments in partnerships that are included in unlisted equity securities, the reported net asset values are considered to represent the fair values of these investments at the reporting date. For unlisted debt securities, quoted prices that are made available by third parties, such as brokers, are used.

Loans and other receivables

Since loans with variable interest rates reflect market interest rates in the short term, amounts calculated by applying the floating rate note method and a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, represent the fair values of the loans.

For loans with fixed interest rates, the total amounts of the contractual principal and interest are discounted by using a risk-free rate adjusted by unobservable inputs, such as the default ratio and collateral coverage ratio, to calculate the fair values. Further, in respect of claims against bankrupt borrowers, substantially bankrupt borrowers, and potentially bankrupt borrowers, estimated loan losses are calculated based on the amounts expected to be collected from the collateral or guarantees. Thus, the amortized amount, net of an allowance for loan losses as of the reporting date approximates the fair value and such an amount represents the fair value.

Borrowings

Borrowings with variable interest rates reflect short-term market interest rates, and the credit risk of JBIC has not been significantly affected by these borrowings. Accordingly, the carrying amount is used as fair value as it is considered to approximate the fair value. For borrowings with fixed interest rates, fair value is calculated by discounting the total amount of the contractual principal and interest of the borrowings by the standard government bond rate.

Bonds payable

Market value is used as the fair value of the bonds.

Financial guarantee contracts

The fair value of financial contracts is determined by discounting the estimated future losses arising from guarantee obligations using a risk-free rate adjusted by the credit default swap spread of government bonds. Unobservable inputs, such as the default ratio and coverage ratio, are used to determine the estimated future losses associated with guarantee obligations.

The fair value hierarchy of financial assets and liabilities is described in Note 33 “Fair Value Hierarchy.”

With respect to the following unlisted equity securities (stocks), there are no quoted market prices in an active market nor is sufficient data available to determine their fair values using valuation techniques. Since their fair values cannot be reliably measured, the unlisted equity securities (stocks) are measured at historical cost.

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Unlisted equity securities (stocks)	11,787	11,787

As of the reporting date of the financial statements, none of these unlisted equity securities are scheduled to be disposed of.

33. Fair Value Hierarchy

The inputs used in the valuation techniques that measure the fair values of assets and liabilities are categorized into the following three-level hierarchy:

•	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

•	Level 2: inputs other than quoted prices included within Level 1 that are observable for assets or liabilities, either directly or indirectly; and

•	Level 3: unobservable inputs.

The fair value hierarchy of an asset or liability is determined based on the hierarchy of inputs used in the fair value measurement of that asset or liability. If the inputs used to measure the fair value of an asset or a liability are categorized within different levels of the fair value hierarchy, the fair value measurement is categorized in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The following table shows a breakdown of assets and liabilities measured at fair value by level of the fair value hierarchy as of March 31, 2017 and 2016:

	(Millions of yen)
	As of March 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	21,496	—	21,496
Currency-related derivatives
Currency swaps	—	145,772	—	145,772
Forward foreign exchange contracts	—	7	—	7

Total derivative financial instrument assets	—	167,277	—	167,277

Securities	4	65,387	112,975	178,367

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	80,242	—	80,242
Currency-related derivatives
Currency swaps	—	418,678	—	418,678
Forward foreign exchange contracts	—	7	—	7

Total derivative financial instrument liabilities	—	498,928	—	498,928

	(Millions of yen)
	As of March 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Derivative financial instrument assets
Interest-related derivatives
Interest rate swaps	—	71,509	—	71,509
Currency-related derivatives
Currency swaps	—	165,764	—	165,764
Forward foreign exchange contracts	—	0	—	0

Total derivative financial instrument assets	—	237,274	—	237,274

Securities	—	40,289	102,899	143,188

Liabilities
Derivative financial instrument liabilities
Interest-related derivatives
Interest rate swaps	—	68,284	—	68,284
Currency-related derivatives
Currency swaps	—	501,956	—	501,956
Forward foreign exchange contracts	—	4	—	4

Total derivative financial instrument liabilities	—	570,245	—	570,245

As it pertains to Level 3 securities, the fair values of unlisted equity securities are determined using valuation techniques, including the DCF method. The valuation techniques used maximize the use of relevant observable inputs for each type of unlisted equity security and minimize the use of unobservable inputs. For unlisted debt securities categorized as Level 3 securities, quoted prices that are made available by third parties, such as brokers, are used.

33-1. Transfers between Level 1 and Level 2

There were no transfers between Level 1 and Level 2 during the years ended March 31, 2017 and 2016.

33-2. Quantitative Information about the Significant Unobservable Inputs Used in the Fair Value Measurement of Level 3 Financial Assets

The following table presents the significant unobservable inputs used in the fair value measurement of Level 3 financial assets that are recorded in the statement of financial position at fair value:

	As of March 31, 2017
	Fair value (Millions of yen)	Valuation method	Unobservable input	Range (Weighted average)
Securities
Unlisted equity securities (stocks)	67,322	DCF method	Discount rates	2.9%–8.0% (4.9%)
			Expected cash flows	— *[1]
Unlisted equity securities (investments in partnerships)	45,653	Net asset value	— *[2]	— *[2]

	As of March 31, 2016
	Fair value (Millions of yen)	Valuation method	Unobservable input	Range (Weighted average)
Securities
Unlisted equity securities (stocks)	60,086	DCF method	Discount rates	2.9%–8.0% (4.9%)
			Expected cash flows	— *[1]
Unlisted equity securities (investments in partnerships)	41,404	Net asset value	— *[2]	— *[2]

*[1]	Expected cash flows used in the valuation based on the DCF method are unobservable inputs, and accordingly, various scenarios reflecting the performance of the issuers are taken into account in performing the valuation.

*[2]	The net asset values reported by the partnerships are deemed to represent the fair value as of the reporting date.

For unlisted debt securities, unobservable inputs are not disclosed as third-party pricing information is used without adjustment.

33-3. Movements in the Fair Value of Level 3 Financial Assets

The following table presents a reconciliation of the beginning and ending amounts of Level 3 financial assets that are recorded at fair value in the statement of financial position for the years ended March 31, 2017 and 2016:

	(Millions of yen)
	Securities		Total
	Unlisted equity securities	Unlisted debt securities
As of April 1, 2015	117,154	6,819	123,974
Total gains (losses) recorded in profit or loss	2,000	(93)	1,906
Other comprehensive income	(2,265)	0	(2,265)
Purchases	42,273	—	42,273
Sales and redemptions	(63,094)	(5,317)	(68,411)
Transfers into/(out of) Level 3*	5,421	—	5,421

As of March 31, 2016	101,490	1,408	102,899
Total gains (losses) recorded in profit or loss	(2,156)	(18)	(2,174)
Other comprehensive income	718	—	718
Purchases	16,426	—	16,426
Sales and redemptions	(3,503)	(1,389)	(4,893)
Transfers into/(out of) Level 3*	—	—	—

As of March 31, 2017	112,975	—	112,975

*	Transfers between levels of the fair value hierarchy are deemed to have occurred at the beginning of the period.

33-4. Sensitivity Analysis of Level 3 Instruments

The fair value measurements of Level 3 financial assets are performed using valuation techniques based on inputs, such as prices and rates that are not observable in the market. The following sensitivity analysis provides the impact on the profit or loss and other comprehensive income when changing the unobservable inputs used in determining the fair value measurements of Level 3 financial assets recorded at fair value in the statement of financial position, to the extent reasonably possible.

The nature of the sensitivity analysis is determined based on the type of financial instrument and the market conditions at the time. As of March 31, 2017 and 2016, the sensitivity analysis was performed by increasing or decreasing the discount rates used in the DCF method by 1%.

	(Millions of yen)
	As of March 31, 2017
	Total fair value measured using valuation techniques	Impact on profit or loss		Impact on other comprehensive income
		Favorable change	Unfavorable change	Favorable change	Unfavorable change
Securities
Unlisted equity securities (stocks)	61,833	—	—	5,075	(4,461)

	(Millions of yen)
	As of March 31, 2016
	Total fair value measured using valuation techniques	Impact on profit or loss		Impact on other comprehensive income
		Favorable change	Unfavorable change	Favorable change	Unfavorable change
Securities
Unlisted equity securities (stocks)	54,732	—	—	4,332	(3,950)

For certain unlisted equity securities (i.e., some of the stocks, investments in partnerships, and debt securities), the sensitivity analysis was not performed since the effect of changing the unobservable inputs to reflect reasonably possible alternative assumptions did not change their fair values significantly.

33-5. Fair Value Hierarchy of Assets and Liabilities for which Fair Values are Not Measured at Fair Value

The breakdown by fair value hierarchy of assets and liabilities that were not measured at fair value in the statement of financial position as of March 31, 2017 and 2016 was as follows:

	(Millions of yen)
	As of March 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	14,322,466	14,322,466

Liabilities
Borrowings	—	9,973,774	—	9,973,774
Bonds payable	—	3,276,524	—	3,276,524
Financial guarantee contracts	—	—	10,904	10,904

	(Millions of yen)
	As of March 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Loans and other receivables	—	—	13,550,389	13,550,389

Liabilities
Borrowings	—	9,536,939	—	9,536,939
Bonds payable	—	2,721,958	—	2,721,958
Financial guarantee contracts	—	—	14,701	14,701

34. Financial Risk Management

JBIC is a policy-based financial institution, conducting financial operations to achieve policy objectives, and its operations involve various risks, including credit risk, market risk (interest rate risk and exchange rate risk), liquidity risk, and operational risk. As such, JBIC has the following risk management policies in place.

34-1. Risk management structure

The types and magnitude of the risks associated with JBIC’s financial operations and its risk mitigation measures are different from those of risks associated with private financial institutions’ operations and their risk mitigation measures. Nonetheless, JBIC, as a financial institution, recognizes the importance of managing risk appropriately, and has built an organizational structure for risk management tailored to the types of risks and integrated risk management.

More specifically, JBIC identifies, measures, and monitors various risks to which JBIC is exposed in its operations, and defines ensuring the soundness and integrity of its operations and increasing transparency as the risk management objective. For this purpose, JBIC has designated staff responsible for managing various risks and established a department responsible for controlling the risk management efforts. In addition, the Corporate Risk Management Committee and the Asset Liability Management (ALM) Committee have also been set up to facilitate evaluations and discussions regarding successful risk management. JBIC has also established the Risk Advisory Committee, which mainly consists of external experts, to provide JBIC’s board of directors with advice for matters requiring their review, such as a risk assessment and the management structure of large credit exposures and issues related to the risk of large-scale projects.

34-2. Credit risk management

Credit risk refers to the potential loss from a decline or loss in the value of credit assets due to deterioration in the financial conditions of a debtor. This risk is inherent in JBIC’s operations as it primarily engages in lending activities. The credit risk exposure of JBIC may be classified into the following categories: sovereign risk, which involves financing to foreign governments; corporate risk, which involves financing to business firms; project risk, which occurs when a project is financed by project financing—a financing structure in which a loan is primarily secured by the cash flows generated from the project—fails to generate the planned cash flows; and country risk, which involves financing to foreign firms as well as projects located in foreign countries (a risk arising from the country where the debtor resides and the project is located that adds to corporate risk and project risk). Given the very nature of the financial support JBIC provides, including support for developing and securing strategically important resources for Japan overseas, for maintaining and improving the international competitiveness of Japanese industries, and for promoting overseas business in order to preserve the global environment, such as preventing global warming, JBIC frequently extends loans to foreign governments, government agencies, and foreign companies. As such, sovereign and country risks account for a significant portion of the credit risk accompanying JBIC’s lending activities.

Credit risk management structure

The cornerstone of credit risk management at JBIC is the evaluation of an individual borrower’s creditworthiness in advance of credit approval. When a new credit application is processed, the relevant finance departments (sales promotion departments) and credit departments collect and analyze information on the borrower. JBIC’s overseas representative offices also play a part in collecting information on foreign governments and corporations. Credit appraisal takes place based on the information that has been gathered and analyzed with the different departments ensuring appropriate checks throughout the process, leading to the final decision by the management. In providing credit to foreign governments and companies, JBIC takes maximum advantage of its unique position as a public financial institution. This includes exchanging views and information with the governments and relevant authorities in the recipient countries, multilateral institutions such as the International Monetary Fund and the World Bank, other regional development banks such as export credit agencies, and private financial institutions in developed countries. Using all these channels to exchange views and information, JBIC evaluates sovereign and country risks based on the broad range of information collected on the borrowing governments, the government agencies, and the political and economic conditions in their countries.

In providing credit to domestic and foreign companies, JBIC evaluates their creditworthiness and the appropriateness of the collateral and guarantees they offer. In respect of the credit provision related to overseas projects, credit evaluation involves examining the certainty of transactions to be financed, feasibility studies of the projects, and the industry in which the borrower operates. The concentration of credit risk is managed by setting a certain ratio to capital. The relevant finance departments and credit departments conduct proper credit risk management based on the credit risk rating system for segmented risk categories and the asset self-assessment system based on the Financial Inspection Manual of the Japanese Financial Services Agency. In addition, an Integrated Risk Management Committee is held regularly to report the status of credit management to the management. The credit management situation is also checked by an independent auditing department.

Credit risk management methodology

A.	Credit risk assessment

Internal credit rating

JBIC has established an internal credit rating system, which covers, in principle, all borrowers. Internal credit ratings are the cornerstone of credit risk management, being used for individual credit appraisals and quantifying credit risk as described below.

Self-assessment of asset quality

Japanese private financial institutions carry out a self-assessment of asset quality in accordance with the Financial Inspection Manual issued by the Financial Services Agency of Japan. JBIC also performs a self-assessment of asset quality based on the Financial Inspection Manual to ensure that the characteristics of its assets will be accurately reflected in its assessment results. In carrying out the self-assessment of the asset quality, the first-stage of the assessment is conducted by the finance departments, while the second-stage of the assessment is conducted by the credit department, and the internal inspection is performed by the internal audit department. The results of the self-assessment of the asset quality are used for determining the existence of objective evidence indicating that a financial asset or group of financial assets classified into loans and receivables is impaired. In addition, they are used for the continuous reviews of the loan portfolio as well as actively used in the disclosures of assets to enhance the transparency of JBIC’s financial position.

The “borrower category” is used to classify borrowers by their repayment abilities used in the self-assessment of asset quality, and borrowers are classified depending on their financial conditions as below:

Borrower Category	Borrowers’ financial condition
Normal borrowers	Borrowers with good business performances and no significant financial problems
Borrowers needing attention	Borrowers requiring close monitoring, excluding substandard borrowers
Substandard borrowers	Borrowers in the “borrowers needing attention category” with loans that are completely or partially more than three months past due or borrowers whose loans have been restructured
Potentially bankrupt borrowers	Borrowers perceived to have a high risk of becoming bankrupt
Substantially bankrupt borrowers	Borrowers who may not have legally or formally declared bankruptcy but are essentially bankrupt
Bankrupt borrowers	Borrowers who have legally or formally declared bankruptcy

B.	Quantifying credit risk

In addition to the above credit risk management related to individual borrowers, JBIC quantifies credit risk with a view to evaluating the risk of the overall loan portfolio. To quantify credit risk, it is important to take into account the characteristics of JBIC’s loan portfolio, which are not typically seen in other private financial institutions, namely that JBIC holds a significant portion of long-term loans that entail sovereign and country risks. Also to be taken into account are mechanisms for securing assets under an international supporting framework, such as the Paris Club*, which is a unique framework of debt management by official creditors. JBIC’s own credit risk quantification model, incorporating these factors, measures credit risk and is utilized for internal control purposes.

*	The Paris Club is an informal group of official creditors whose role is to find coordinated and sustainable solutions to the payment difficulties encountered by debtor nations. Since the first meeting took place in 1956 to resolve the debt problem of Argentina, the meeting has been held in Paris, with the French Treasury (in Paris) acting as its secretariat. Hence, it is called as the Paris Club.

34-3. Credit risk management in financial markets

Credit risk in financial markets is the risk that JBIC will suffer losses if a counterparty to a derivative financial instrument transaction is unable to execute the transactions in accordance with the terms of the contract due to its financial difficulties or bankruptcy. As such, JBIC continuously gathers information on the market value of derivative financial instruments, the credit risk amount in respect of each counterparty and counterparties’ financial conditions. JBIC also monitors and utilizes such data in assessing the appropriateness of counterparties.

JBIC mitigates credit risk in financial markets arising from derivatives transactions by entering into master netting agreements.

Under IFRS, JBIC’s derivative financial instrument assets and liabilities do not meet the offsetting criteria and they are presented on a gross basis in the statement of financial position.

In addition to the above, collateral is pledged by both parties to a transaction in accordance with market trends and risk levels.

35. Maximum Exposure to Credit Risk

The following tables summarize JBIC’s maximum exposure to credit risk before recognizing risk mitigation by collateral or other credit enhancements as of March 31, 2017 and 2016:

	(Millions of yen)
	As of March 31, 2017		As of March 31, 2016
	Carrying amount	Maximum exposure	Carrying amount	Maximum exposure
Securities *[1]	190,155	305,121	154,976	271,949
Loans and other receivables *[2]	14,352,720	16,800,536	13,460,347	16,344,526
Financial guarantee contracts *[3]	84,912	2,619,642	76,710	2,561,497

*[1]	Maximum exposure represents the total of investments and equity participation commitments.

*[2]	Maximum exposure represents the total of loans and loan commitments.

*[3]	Maximum exposure represents the total of guarantee obligations and guarantee commitments.

The tables above exclude financial instruments whose carrying amounts best represent their maximum exposure to credit risk.

36. Collateral

Financial assets pledged as collateral

JBIC held ¥189,920 million and ¥162,230 million in cash collateral for derivatives transactions as of March 31, 2017 and 2016, respectively, which was included in “Other assets” in the statements of financial position. The general collateral in respect of bonds payable is described in Note 16 “Bonds Payable.”

37. Concentration of Credit Risk

The following tables present an analysis of the concentration of credit risk in respect of loans and other receivables by borrowers’ attributes as of March 31, 2017 and 2016:

Loans and other receivables

	(Millions of yen)
	As of March 31, 2017
	Neither past due nor impaired			Past due and impaired*	Total
	Normal	Borrowers needing attention	Subtotal
Sovereign
Asia and Oceania	301,654	—	301,654	53,336	354,991
Europe, the Middle East, and Africa	124,228	—	124,228	13,534	137,762
North America and Latin America	13,674	10,352	24,026	112,852	136,879

Total sovereign	439,556	10,352	449,909	179,723	629,633

Non-sovereign
Manufacturing industry	1,482,424	235,327	1,717,752	80,670	1,798,423
Mining industry	2,199,156	974,733	3,173,890	63,627	3,237,517
Electricity, gas, heat supply, and water industry	2,180,227	82,765	2,262,993	9,914	2,272,907
Transport industry	400,521	64,363	464,884	44,992	509,877
Wholesale and retail industry	785,809	1,615	787,424	46,607	834,032
Finance and insurance industry	4,006,278	15,113	4,021,392	248,272	4,269,664
Other	871,978	124	872,103	52	872,155

Total non-sovereign	11,926,396	1,374,043	13,300,440	494,137	13,794,577

Total sovereign and non-sovereign	12,365,953	1,384,396	13,750,349	673,861	14,424,211

Allowance for loan losses					(71,490)

Total loans and other receivables					14,352,720

Loans and other receivables

	(Millions of yen)
	As of March 31, 2016
	Neither past due nor impaired			Past due and impaired*	Total
	Normal	Borrowers needing attention	Subtotal
Sovereign
Asia and Oceania	244,468	—	244,468	55,787	300,255
Europe, the Middle East, and Africa	127,363	—	127,363	14,770	142,134
North America and Latin America	22,077	10,373	32,450	138,718	171,169

Total sovereign	393,909	10,373	404,282	209,276	613,559

Non-sovereign
Manufacturing industry	1,481,925	263,952	1,745,878	79,441	1,825,319
Mining industry	2,169,586	942,465	3,112,052	34,039	3,146,091
Electricity, gas, heat supply, and water industry	2,064,875	34,373	2,099,248	7,052	2,106,301
Transport industry	419,601	70,440	490,041	2,944	492,986
Wholesale and retail industry	867,591	—	867,591	49,837	917,429
Finance and insurance industry	3,265,497	243,968	3,509,466	45,219	3,554,685
Other	968,450	16,615	985,065	177	985,242

Total non-sovereign	11,237,528	1,571,815	12,809,343	218,712	13,028,056

Total sovereign and non-sovereign	11,631,437	1,582,189	13,213,626	427,988	13,641,615

Allowance for loan losses					(181,268)

Total loans and other receivables					13,460,347

*	JBIC obtains collateral, such as financial assets and real estate, and utilizes guarantees to strengthen loan recovery and minimize the credit risk. The financial effects of collateral and other credit enhancements in respect of these loans and other receivables as of March 31, 2017 and 2016, were ¥84,081 million and ¥92,482 million, respectively. If the value of the collateral exceeds the carrying amount of the loan, the maximum amount of collateral is limited to the carrying amount of the corresponding loan.

There were no loans and other receivables that were past due but not impaired as of March 31, 2017 and 2016.

The following table presents an analysis of the concentration of credit risk in respect of financial guarantee contracts by the guaranteed parties’ key characteristics as of March 31, 2017 and 2016:

Financial guarantee contracts

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
Sovereign
Asia and Oceania	12,541	15,134
Europe, the Middle East, and Africa	27,715	32,308
North America and Latin America	5,598	7,424

Total sovereign	45,856	54,868

Non-sovereign
Manufacturing industry	3,192	1,487
Mining industry	19,262	2,579
Electricity, gas, heat supply, and water industry	7,896	7,857
Transport industry	4,258	4,208
Finance and insurance industry	2,655	3,463
Other	1,789	2,246

Total non-sovereign	39,056	21,842

Total financial guarantee contracts*	84,912	76,710

*	JBIC obtains collateral, such as movable property, for credit enhancement purposes in order to minimize the credit risk in relation to the financial guarantee contracts.

38. Exercise of Rights to Obtain Collateral or Other Credit Enhancements

JBIC did not exercise its right to obtain any collateral or other credit enhancements.

39. Market Risk and Liquidity Risk

Market risk is the risk that the value of assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, or profits derived from assets and liabilities (including off-balance-sheet items) will fluctuate and losses will be incurred, due to changes in various market risk factors, such as interest rates and foreign exchange rates.

The market risk borne by JBIC mainly consists of foreign exchange risk and interest rate risk, and JBIC may suffer losses from these risks due to fluctuations in the markets, such as market turmoil. These risks are hedged, in principle, by interest rate swaps, currency swaps, and forward foreign exchange contracts.

Liquidity risk is the risk that losses will be incurred as a result of difficulties in obtaining the necessary funds due to a maturity mismatch between financing and funding, or unexpected outflow of funds, or being forced to fund at an interest rate significantly higher than that under normal circumstances (funding risk). It is also the risk that losses will be incurred from being unable to conduct market transactions due to market turmoil or being forced to transact at far more unfavorable prices than those under normal circumstances (market liquidity risk).

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are secured to finance JBIC and deposits are not accepted, with the result that it considers liquidity risk to be limited. However, financing costs could increase due to market turmoil and unexpected events.

Overview of market risk and liquidity risk management

i.	Market risk management

JBIC manages foreign exchange risk and interest rate risk through its ALM. Market risk management protocols contain detailed stipulations in respect of risk management methods and procedures, and JBIC established an ALM Committee to assess and confirm the execution of ALM, and to discuss future responses to market risk. In addition, JBIC assesses and monitors the interest rate and terms of financial assets and liabilities in detail through a gap analysis and an interest rate sensitivity analysis as well as Value at Risk (“VaR”). The results are reported to the ALM Committee on a regular basis.

The basic policy for managing foreign exchange risk and interest rate risk at JBIC is described below:

a.	Foreign exchange risk

Foreign currency-denominated loans conducted in JBIC involve risks related to exchange rate fluctuations. We have a consistent policy of managing this risk by fully hedging this risk exposure through the use of currency swaps and forward foreign exchange contracts.

b.	Interest rate risk

Interest rate risk arises from exposure to market interest rate fluctuations for yen-denominated loan and foreign currency-denominated loan operations and the policy for managing interest rate risk is described below.

(i)	Yen-denominated loan operations

Yen-denominated loan operations are managed based on fixed interest rates by matching the maturities of the loans and funds. As a result, JBIC’s exposure to interest rate risk is limited. For any loan operations that are significantly impacted by interest rate fluctuations, JBIC hedges the interest rate risk through hedging instruments, such as swaps.

(ii)	Foreign currency-denominated loan operations

For foreign currency-denominated loan operations, interest rate risk is hedged through the application of a consistent policy of using interest rate swaps and managing the funds with floating interest rates for both loans and related funding arrangements.

c.	Status of market risk

JBIC only maintains a banking book and does not have financial instruments in a trading book. While in principle JBIC holds derivatives only for hedging purposes, stated previously, market risk is measured in order to assess potential risk exposures.

Risk management using VaR

VaR is a market risk management measure of the maximum possible fluctuation of gains or losses in fair values based on historical market movements including interest rates and exchange rates over a defined time period (“observation period”) within a given probability (“confidence interval”), which is derived from statistical probability distributions, after a certain period (“holding period”).

The measurement assumes historical market trends and the theory of probability distribution. However, bearing in mind that future market trends could deviate from these assumptions, JBIC validates the effectiveness of its market risk measurements using the VaR model by back-testing, which cross-checks the measured VaR against the actual gains or losses. In addition, a stress test, which goes beyond the probability distribution of historical market movements, is carried out in order to capture risks from various perspectives.

The following points should generally be noted in measuring VaR:

•	VaR will differ depending on the choice of confidence interval, holding period, and observation period;

•	VaR indicates the maximum fluctuation of gains or losses in fair values at the time of measurement. In practice, the actual results at a point in the future may differ from the VaR calculation due to changes in the assumptions caused by market movements during the holding period; and

•	VaR indicates the maximum value based on specific assumptions. As such, when utilizing VaR as a risk management measure, it is imperative to keep in mind that VaR may underestimate the potential losses.

The table below provides VaR calculated as of March 31, 2017 and March 31, 2016.

	(Millions of yen)
	As of March 31, 2017	As of March 31, 2016
VaR	152.1	144.6

JBIC calculated VaR based on a historical model. The calculation is based on a 99% confidence interval, a one-year holding period and a five-year observations period.

ii.	Liquidity risk management

Long-term and stable funds, such as fiscal loan funds, government-guaranteed bonds and FILP agency bonds, are used to finance these operations and deposits are not accepted.

Cash flows are assessed and proper measures, including establishing overdraft facility accounts with multiple private sector financial institutions, are taken to maintain daily cash flows for proper risk management.

40. Maturity Analysis of Financial Liabilities

The following tables present the amounts of financial liabilities by contractual maturity based on undiscounted contractual cash flows as of March 31, 2017 and 2016.

For financial liabilities, payments related to financial guarantee contracts are made when all the relevant contractual requirements for payment are met. Accordingly, total guarantee amounts do not indicate the settlement amounts. Financial guarantee contracts represent the total of guarantee obligations and guarantee commitments.

For off-balance-sheet items, loan commitments and equity participation commitments are exercised based on the status of the corresponding businesses. Accordingly, total commitment amounts do not indicate the settlement amounts.

	(Millions of yen)
	As of March 31, 2017
	On demand	Not later than one year	Later than one year and not later than three years	Later than three years and not later than five years	Later than five years and not later than seven years	Later than seven years and not later than ten years	Later than ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	242,613	165,114	105,825	210,012	86,073	31,092	840,731
Borrowings	—	1,127,523	5,234,588	2,440,487	788,642	624,331	83,724	10,299,297
Bonds payable	—	431,716	1,290,525	656,627	168,181	1,112,261	—	3,659,312
Financial guarantee contracts	2,619,642	—	—	—	—	—	—	2,619,642
Off-balance-sheet items
Loan commitments	2,447,815	—	—	—	—	—	—	2,447,815
Equity participation commitments	114,965	—	—	—	—	—	—	114,965

	(Millions of yen)
	As of March 31, 2016
	On demand	Not later than one year	Later than one year and not later than three years	Later than three years and not later than five years	Later than five years and not later than seven years	Later than seven years and not later than ten years	Later than ten years	Total
Financial liabilities
Derivative financial instrument liabilities	—	188,944	326,500	48,975	116,984	70,929	1,167	753,502
Borrowings	—	753,779	5,281,880	2,543,251	443,706	714,133	—	9,736,751
Bonds payable	—	550,642	1,171,020	484,658	34,640	672,613	—	2,913,576
Financial guarantee contracts	2,561,497	—	—	—	—	—	—	2,561,497
Off-balance-sheet items
Loan commitments	2,884,178	—	—	—	—	—	—	2,884,178
Equity participation commitments	116,973	—	—	—	—	—	—	116,973

41. Related-Party Disclosures

Shares held by the Government

The total number of outstanding shares of JBIC is required to be held, at all times, by the Japanese government (Article 3 of JBIC Act). Accordingly, all the shares outstanding are wholly owned by the Japanese government (the Ministry of Finance). Transactions between JBIC and the Japanese government or entities controlled by the Japanese government were as follows:

Transactions with the Japanese government, which controls JBIC

		(Millions of yen)
		Transactions and transaction amounts					Balance
		Underwriting of capital increase *[1]	Receipt of funds *[2]	Repayment of borrowings	Payment of interest on borrowings	Guarantee of corporate bonds *[3]	Borrowings	Other liabilities (interest payable)
Ministry of Finance (Minister of Finance)	Year ended March 31, 2017	142,000	1,673,239	1,194,214	91,175	3,071,586	9,908,705	26,210
	Year ended March 31, 2016	—	1,840,778	1,403,938	57,339	2,388,589	9,438,450	18,240

*[1]	The underwriting of capital increase represents the increase in capital through shareholder allocation by JBIC at an allocation amount of ¥1 per share.

*[2]	The receipt of funds represents borrowings from the fiscal investment and loan program (FILP) special account and foreign exchange funds special account. FILP interest rates are applied to the borrowings from the FILP, while the interest rates in accordance with the respective agreements related to the foreign exchange funds special account are applied to the borrowings from the foreign exchange funds special account.

*[3]	No guarantee fees have been paid in respect of the guarantee of bonds.

Transactions with entities controlled by the Japanese government

(Millions of yen)
	Transactions	As of March 31, 2017	As of March 31, 2016
Japan International Cooperation Agency (JICA)	Joint obligations	200,000 *[1],*[4]	250,000 *[1],*[4]
Japan Finance Corporation (JFC)	Joint obligations	160,237 *[2],*[4]	611,570 *[2],*[4]
	Joint obligations	210,000 *[3],*[4]	450,000 *[3],*[4]

*[1]	JBIC assumed the obligations of the JBIC bonds in accordance with Article 12 (1) of the Supplementary Provisions of the JBIC Act, and JICA is jointly responsible for the obligations of these bonds in accordance with Article 4 (1) of Supplementary Provisions of the JICA Act. According to Article 4 (2) hereof, all of JICA assets are pledged as general collateral for these joint obligations.

*[2]	JBIC assumed the obligations of the JFC bonds in accordance with Article 12 (1) of Supplementary Provisions of the JBIC Act, and JFC is jointly responsible for the obligations of these bonds in accordance with Article 46-2 (1) of Supplementary Provisions of the JFC Act. According to Article 46-2 (2) hereof, all of JFC’s assets are pledged as general collateral for these joint obligations.

*[3]	JBIC is jointly responsible for the obligations of the JFC bonds in accordance with Article 17 (1) (ii) of Supplementary Provisions of the JBIC Act. In accordance with Article 17 (2) hereof, all of JBIC’s assets are pledged as general collateral for these joint obligations. Accordingly, the creditors of the bonds are entitled to JBIC assets prior to other creditors. The statutory lien is secondary to the general statutory lien under the Civil Code of Japan.

*[4]	No transactions are recognized in the income statement for these joint obligations.

Remuneration of JBIC’s key management personnel

	(Millions of yen)
	March 31, 2017	March 31, 2016
Short-term employee benefits	94	93
Post-employment benefits	7	7

Total	101	100

The above represents the remuneration expenses of the members of board of directors of JBIC recognized in the income statement.

42. Current and Noncurrent Distinction

Carrying amounts expected to be recovered or settled in no more than and more than 12 months after March 31, 2017 and 2016 were as follows:

	(Millions of yen)
	As of March 31, 2017
	No more than 12 months *[1]	More than 12 months *[2]	Total
Assets
Cash and due from banks	1,526,208	—	1,526,208
Derivative financial instrument assets	8,855	158,421	167,277
Securities	13,955	176,199	190,155
Loans and other receivables	1,538,304	12,814,416	14,352,720
Equity method investments	—	114,204	114,204
Property and equipment	—	27,613	27,613
Other assets	191,842	2,919	194,762

Liabilities
Derivative financial instrument liabilities	167,829	331,098	498,928
Borrowings	1,015,293	8,893,412	9,908,705
Bonds payable	366,870	2,932,628	3,299,498
Financial guarantee contracts	84,912	—	84,912
Other liabilities	91,499	6,987	98,486

	(Millions of yen)
	As of March 31, 2016
	No more than 12 months *[1]	More than 12 months *[2]	Total
Assets
Cash and due from banks	1,220,187	—	1,220,187
Derivative financial instrument assets	10,861	226,412	237,274
Securities	2,675	152,300	154,976
Loans and other receivables	1,265,616	12,194,731	13,460,347
Equity method investments	—	106,618	106,618
Property and equipment	—	27,804	27,804
Other assets	163,783	2,877	166,661

Liabilities
Derivative financial instrument liabilities	158,909	411,336	570,245
Borrowings	681,156	8,757,294	9,438,450
Bonds payable	500,720	2,168,152	2,668,872
Financial guarantee contracts	76,710	—	76,710
Other liabilities	120,751	7,189	127,941

*[1]	Includes demand deposits.

*[2]	Includes amounts with no fixed maturity dates.

43. Events after the Reporting Period

There were no events after the reporting period.